Exhibit 2.2

CONFORMED VERSION

CONTRIBUTION AGREEMENT

by and among

ENBRIDGE INC.

and

IPL SYSTEM INC.

and

ENBRIDGE INCOME FUND HOLDINGS INC.

and

ENBRIDGE INCOME FUND

and

ENBRIDGE COMMERCIAL TRUST

and

ENBRIDGE INCOME PARTNERS LP

Dated as of June 18, 2015

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4.21	Intellectual Property	38
4.22	Transactions with Affiliates	38
4.23	Full Disclosure	38
4.24	No Other Representations or Warranties	38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE FUND ENTITIES		39
5.1	Organization and Qualification	39
5.2	Authorization	39
5.3	Non-Contravention	39
5.4	Consents and Approvals	39
5.5	Litigation and Claims	40
5.6	No Brokers or Finders	40
5.7	Issuance of Unit Consideration	40
5.8	Fund Entities Disclosure Documents	40
5.9	Tax Matters	40
5.10	Independent Investigation; No Other Representations or Warranties	40

ARTICLE VI COVENANTS		41
6.1	Access and Information	41
6.2	Books and Records	42
6.3	Conduct of Business of the Contributed Entities	42
6.4	Mutual Covenants	45
6.5	Regulatory Approvals	45
6.6	Letters of Credit and Other Credit Support	46
6.7	Tax Matters	46
6.8	Derivative Transactions	49
6.9	EIFH Approval	49
6.10	EIFH Shareholder Meeting	50
6.11	EIFH Circular	50
6.12	Post-Closing Assistance for Enbridge Entities Pre-Closing Transactions	51
6.13	Return of Excluded Assets	52
6.14	Employee Related Matters	52
6.15	Director and Officer Indemnification	52
6.16	Insurance; Damage or Casualty Loss	52
6.17	Waiver of Pre-Emptive Right	53
6.18	Further Assurances	53

ARTICLE VII CONDITIONS TO CLOSINGS		53
7.1	Mutual Conditions	53
7.2	Conditions to the Obligations of the Fund Entities	54
7.3	Conditions to the Obligations of the Enbridge Entities	55

ARTICLE VIII TERMINATION		55
8.1	Termination by Mutual Consent	55
8.2	Termination by Enbridge or EIPLP	55
8.3	Termination by Enbridge	56
8.4	Termination by EIPLP	56
8.5	Effect of Termination	56

ARTICLE IX SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES		57
9.1	Survival	57
9.2	Indemnification by Enbridge	57
9.3	Indemnification by the Fund Entities	58
9.4	Limitations	58
9.5	Third-Party Claim Indemnification Procedures	60
9.6	Payments	61
9.7	Characterization of Indemnification Payments	62
9.8	Adjustments to Losses	62

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9.9	Remedies; Exclusive Remedy	63
9.10	Tax Indemnification Matters	63

ARTICLE X MISCELLANEOUS		64
10.1	Notices	64
10.2	Amendment; Waiver	65
10.3	No Assignment or Benefit to Third Parties	65
10.4	Entire Agreement	66
10.5	Fulfillment of Obligations	66
10.6	Expenses	66
10.7	Dispute Resolution	66
10.8	Governing Law; Disputes	67
10.9	Specific Performance	67
10.10	Fund Disclaimer	68
10.11	ECT Disclaimer	68
10.12	Counterparts	68
10.13	Headings	68
10.14	Severability	68

CONTRIBUTION AGREEMENT, dated as of June 18, 2015, by and among Enbridge Inc., a Canadian corporation (“Enbridge”) and IPL System Inc., an Alberta corporation (“IPL” and, together with Enbridge, the “Enbridge Entities”) and Enbridge Income Fund Holdings Inc., an Alberta corporation (“EIFH”), Enbridge Income Fund, an unincorporated trust established pursuant to the laws of Alberta (the “Fund”), Enbridge Commercial Trust, an unincorporated trust established pursuant to the laws of Alberta (“ECT”) and Enbridge Income Partners LP, an Alberta limited partnership (“EIPLP”).

WITNESSETH:

WHEREAS Enbridge and IPL own, directly or indirectly, all of the issued and outstanding equity interests in the Contributed Entities (as defined below) as set forth in Exhibit A;

WHEREAS prior to Closing (as defined below), the Enbridge Entities intend to cause certain intercompany restructuring transactions to take place that will enable the direct and indirect contribution of the Contributed Entities to EIPLP at Closing as contemplated by this Agreement;

WHEREAS prior to Closing, the Fund Entities (as defined below) intend to cause certain intercompany restructuring transactions to take place that will enable and facilitate the consummation of the transactions as contemplated by this Agreement;

WHEREAS the Special Committee (as defined below) has (i) received an opinion of BMO Nesbitt Burns Inc., the financial advisor to the Special Committee, that the total consideration to be paid by EIPLP pursuant to this Agreement is fair to EIFH, the Fund, ECT and the holders of EIFH Common Shares (as defined below) (in each case other than Enbridge and its Affiliates) from a financial point of view (the “Fairness Opinion”), (ii) determined that the transactions contemplated hereby are in the best interests of EIFH, the Fund and ECT and fair to the holders of EIFH Common Shares, the holders of the units of the Fund and the holders of the units of ECT (in each case other than Enbridge and its Affiliates), (iii) approved this Agreement and the transactions contemplated hereby, and (iv) recommended the approval thereof to the board of directors of EIFH and the board of Trustees of ECT;

WHEREAS having received the recommendation of the Special Committee, the board of directors of EIFH and the board of Trustees of ECT have each approved this Agreement and the transactions contemplated hereby; and

WHEREAS the board of directors of Enbridge has determined that this Agreement and the transactions contemplated hereby are in the best interests of Enbridge and has authorized and given its approval for the Enbridge Entities to enter into this Agreement and the transactions contemplated hereby.

NOW THEREFORE in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below), intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1	Certain Definitions.

As used in this Agreement, the following capitalized terms have the meanings set forth below:

“2011 Drop-Down Guarantee” has the meaning set forth in the definition of “Previous Drop-Down Tax Indemnities”.

“2011 Drop-Down Transaction Agreement” means the purchase, subscription and purchase for cancellation agreement dated September 8, 2011 among Enbridge, Talbot Windfarm, LP, Enbridge Renewable Energy Infrastructure Limited Partnership, EPI, EIPLP, Enbridge Pipelines (Saskatchewan) Inc., Enbridge Pipelines (Westspur) Inc., Enbridge Pipelines (Weyburn) Inc. and Enbridge Income Partners Holdings Inc.

“2012 Drop-Down Transaction Agreement” means the purchase and sale agreement dated October 25, 2012 among Enbridge, EPI, Enbridge Gas Distribution Inc., Athabasca, EIPLP, Enbridge Pipelines (Saskatchewan) Inc., Enbridge Income Partners Holdings Inc. and Enbridge Midstream Inc. (successor to Enbridge Income Partners Storage Inc.)

“2014 Drop-Down Transaction Agreement” means the Class A Unit Subscription Agreement dated September 22, 2014 among Southern Lights GP, Enbridge SL Holdings LP and Enbridge Income Partners Holdings Inc.

“Adjustment Disagreement” has the meaning set forth in Section 2.6(c).

“Adjustment Review Period” has the meaning set forth in Section 2.6(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, and for this purpose the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this definition and the interpretation of this Agreement, however, whether or not any of the Fund Entities is at any time an affiliate of any of the Enbridge Entities (or any of the Subsidiaries of any of the Enbridge Entities) under the Tax Act, Canadian Securities Laws or any other applicable legislation, (i) all of the Fund Entities shall be deemed not to be Affiliates or Subsidiaries of any of the Enbridge Entities (or of any of the Subsidiaries or Affiliates of any of the Enbridge Entities that are not Fund Entities), and (ii) all of the Enbridge Entities and their respective Subsidiaries that are not Fund Entities shall be deemed not to be Affiliates or Subsidiaries of any of the Fund Entities; provided, however, that as of and after Closing, the Contributed Entities shall be deemed to be Fund Entities and Subsidiaries of EIPLP and shall be deemed not to be Affiliates of any of the Enbridge Entities.

“Agreement” means this Contribution Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Annual Financial Statements” has the meaning set forth in Section 4.6(a).

“ARC” means an advance ruling certificate issued pursuant to section 102 of the Competition Act.

“Athabasca” means Enbridge Pipelines (Athabasca) Inc.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

“Base Cash Consideration” means, collectively, the Enbridge Base Cash Consideration and the IPL Base Cash Consideration.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks in the Province of Alberta are closed.

“Canada Transportation Act Approval” means either (a) The Minister of Transportation pursuant to section 53.1(4) of the Canada Transportation Act has given the Parties notice that the transactions contemplated by this Agreement do not raise issues with respect to the public interest as it relates to national transportation or (b) the Governor in Council pursuant to section 53.2(7) of the Canada Transportation Act has approved the transactions contemplated by this Agreement on terms and conditions which are satisfactory to the Parties, acting reasonably.

“Canadian Securities Laws” means the securities legislation and regulations thereunder of each province and territory of Canada and the rules, instruments, policies and orders of each Securities Regulator made thereunder.

“Canadian Tax Rulings” [Definition redacted for confidentiality reasons.]

“Capital Lease Obligations” means with respect to any Person, for any applicable period, the obligations of such Person that are required to be classified and accounted for as finance or capital lease obligations under GAAP, and the amount of such obligations as of any date will be the capitalized amount of such obligations as of such date determined in accordance with GAAP.

“Cash Consideration” means the Base Cash Consideration as adjusted pursuant to Section 2.5 and Section 2.6.

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Class C Units” means units of interest in EIPLP to be designated as “Class C Units” pursuant to the EIPLP Partnership Agreement and having the rights, conditions, restrictions and privileges set forth therein (as such agreement is to be amended and restated at Closing).

“Class E Unit” means the unit of interest in EIPLP to be designated as the “Class E Unit” pursuant to the EIPLP Partnership Agreement and having the rights, conditions, restrictions and privileges set forth therein (as such agreement is to be amended and restated at Closing).

“Closing” means the completion of the contribution of the Contributed Equity Interests, either directly or indirectly, to EIPLP in accordance with the terms and conditions set forth in this Agreement.

“Closing Adjustment Amount” means the net amount of the adjustment to the Base Cash Consideration as a result of the adjustments contemplated in Section 2.5(b).

“Closing Cash Consideration” has the meaning set forth in Section 2.5(f).

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Time” has the meaning set forth in Section 2.8.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition.

“Competent Authority Ruling” means the U.S. Competent Authority ruling matching the timing of U.S. and Canadian gain recognition of the transactions described in the Canadian Tax Rulings pursuant to Article XIII(8) of the U.S.-Canada Income Tax Treaty.

“Competition Act” means the Competition Act, R.S.C., 1985 C-34, as amended and the regulations thereunder.

“Competition Act Approval” means one of the following has occurred in respect of the transactions contemplated in this Agreement: (a) the Commissioner shall have issued an ARC on conditions satisfactory to the Parties, acting reasonably; or (b)(i) the waiting period under Section

123 of the Competition Act shall have expired or been terminated or the notification requirement shall have been waived pursuant to Section 113(c) of the Competition Act and (ii) the Commissioner shall have issued a No-Action Letter on terms and conditions satisfactory to the Parties, acting reasonably, and such No-Action Letter remains in force and effect at the time of Closing.

“Competition Tribunal” means the Competition Tribunal as established under the Competition Tribunal Act, R.S.C. 1998, C-19 as amended.

“Confidentiality Agreement” means the Common Interest Privilege and Confidentiality Agreement dated February 4, 2015 among the Enbridge Entities and certain of their Affiliates, the Fund Entities and certain of their Affiliates, each of their respective legal counsel and other advisors, and EMSI.

“Consideration Ratio” has the meaning set forth in Section 2.13(a).

“Contract” means any written agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, license or other legally binding written agreement.

“Contributed Entities” means the Directly Contributed Entities and the Indirectly Contributed Entities; provided, however, that references to “Contributed Entities” shall be deemed not to include any reference to, and shall specifically exclude, Persons or assets that form part of the Excluded Assets.

“Contributed Entity Indemnified Parties” has the meaning set forth in Section 9.2(c).

“Contributed Entity Systems” means the (i) liquids pipelines, lateral lines, pumps, pump stations, storage facilities, terminals and other related assets and (ii) wind farms, wind turbines, meteorological towers, transmission lines and other related assets, in each case that are owned directly or indirectly by the Contributed Entities, but excludes the Excluded Assets.

“Contributed Equity Interests” means the Directly Contributed Equity Interests and the Indirectly Contributed Equity Interests.

“Credit Support” has the meaning set forth in Section 6.6(a).

“Credit Support Provider” has the meaning set forth in Section 6.6(a).

“Deductible” has the meaning set forth in Section 9.4(a).

“Derivative Transaction(s)” has the meaning set forth in Section 6.8.

“Directly Contributed Entities” means Athabasca, EHSI, EPI, Southern Lights GP and the Wind GPs.

“Directly Contributed Equity Interests” means all of the issued and outstanding shares in the capital of the Directly Contributed Entities.

“Easements” means easements, rights of way, licenses, land use Permits and other similar agreements granting rights in the owned real property of another Person.

“ECT Trust Indenture” means the amended and restated trust indenture of ECT dated November 13, 2014, which indenture will be further amended and restated as part of the Fund Entities Pre-Closing Transactions, in the agreed form.

[Definition regarding the name of a commercial counterparty redacted for confidentiality reasons.]

“EESCI” means Enbridge Employee Services Canada Inc.

“EHSI” means Enbridge Hardisty Storage Inc.

“EIF Trust Indenture” means the amended and restated trust indenture of the Fund dated as of December 17, 2010, which indenture will be further amended and restated as part of the Fund Entities Pre-Closing Transactions, in the agreed form.

“EIFH Circular” means the notice of the EIFH Shareholders’ Meeting and the related management proxy circular to be prepared and sent to the holders of EIFH Common Shares in connection with the EIFH Shareholders’ Meeting together with any amendments thereto or supplements thereof.

“EIFH Common Shares” means the common shares in the capital of EIFH.

“EIFH Indemnified Parties” has the meaning set forth in Section 9.2(b).

“EIFH Resolution” means the ordinary resolution of the holders of EIFH Common Shares (other than Enbridge and its Affiliates) to approve the transactions contemplated by this agreement in accordance with MI 61-101, in substantially the form attached at Exhibit G.

“EIFH Shareholders’ Meeting” means the meeting of holders of EIFH Common Shares, including any adjournment or postponement thereof, that is to be convened to consider, and if deemed advisable approve, the EIFH Resolution.

“EIPGP” means Enbridge Income Partners GP Inc.

“EIPLP Indemnified Parties” has the meaning set forth in Section 9.2(a).

“EIPLP Partnership Agreement” means the amended and restated limited partnership agreement of EIPLP dated December 17, 2010, which agreement will be further amended and restated as part of the closing deliveries, in the agreed form.

“Employee Obligations” means the “Employee Obligations” as that term is defined in Exhibit H.

“EMSI” means Enbridge Management Services Inc.

“Enbridge Base Cash Consideration” means the aggregate amount of [Dollar amount redacted as being commercially sensitive.]

“Enbridge Closing Adjustment Amount” has the meaning set forth in Section 2.5(d).

“Enbridge Consideration” has the meaning set forth in Section 2.2(a).

“Enbridge Directly Contributed Equity Interests” means all of the issued and outstanding shares in the capital of Athabasca, EHSI, Southern Lights GP and the Wind GPs.

“Enbridge Entities Disclosure Documents” has the meaning set forth in Section 4.7.

“Enbridge Entities Disclosure Letter” means the disclosure letter of even date herewith delivered to the Fund Entities by the Enbridge Entities prior to or simultaneously with the execution and delivery of this Agreement by the Parties.

“Enbridge Entities Financial Statements” has the meaning set forth in Section 4.7.

“Enbridge Entities Pre-Closing Transactions” means the transactions set forth in Exhibit C, and any changes thereto which would not reasonably be expected to adversely affect the value of the Contributed Entities to the Fund Entities or create any additional liabilities of the Fund Entities following the Closing for which indemnification is not provided by Enbridge hereunder.

“Enbridge Entities Public Record” means (i) the documents filed by EPI and publicly available on SEDAR and (ii) the portions of the documents filed by Enbridge and publicly available on SEDAR that contain disclosure relating directly to the Contributed Entities and the Contributed Entity Systems.

“Enbridge Fundamental Representations” has the meaning set forth in Section 9.1.

“Enbridge Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Enbridge Information” has the meaning set forth in Section 6.11(b).

“Enbridge Policies” has the meaning set forth in Section 4.18(a).

“Enbridge Pre-Execution Transactions” means the transactions set forth in Exhibit I.

“Enbridge Special Interest Rights” means 154.7 Special Interest Rights.

“Enbridge Unit Consideration” means 15.47% of the Unit Consideration.

“Encumbrance” means any lien, pledge, charge, charging order, encumbrance, security interest, option, mortgage, Easement or other restriction on transfers.

“Environmental Indemnity Agreement” means the environmental indemnity agreement to be entered into between Enbridge and EIPLP to be dated the Closing Date and in the agreed form.

“Environmental Law” means any Law concerning the protection of the environment (including natural resources, air, surface water, groundwater, drinking water supplies, and surface or subsurface land) or the environmental impact of any use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, Release or threatened Release, emission, discharge, or disposal of any Hazardous Material, or pollution, contamination or remediation of the environment.

“Environmental Permit” means any Permit, approval, identification number, license, registration or other authorization required under any applicable Environmental Law.

“EOSI” means Enbridge Operational Services Inc.

“EPI” means Enbridge Pipelines Inc.

“Equity Ratio” has the meaning set forth in Section 2.13(a).

“Estimated PP&E Balance” means an estimate of the PP&E Balance immediately before the start of the Closing Date.

“Estimated Statement” has the meaning set forth in Section 2.5(a).

“Estimated Third Party Indebtedness Balance” means an estimate of the Third Party Indebtedness Balance immediately before the start of the Closing Date.

“Estimated Working Capital” means an estimate of the Working Capital immediately before the start of the Closing Date.

“Excluded Assets” means all of the shares, assets and other interests transferred by the Contributed Entities to Enbridge or Affiliates of Enbridge (other than to other Contributed Entities) in connection with the Enbridge Entities Pre-Closing Transactions and the Enbridge Pre-Execution Transactions.

“Excluded Privileged Communications” has the meaning set forth in Section 6.1(c).

“Final Determination” has the meaning set forth in Section 2.13(a).

“Final PP&E Balance” has the meaning set forth in Section 2.6(e).

“Final Statement” has the meaning set forth in Section 2.6(e).

“Final Third Party Indebtedness Balance” has the meaning set forth in Section 2.6(e).

“Final Working Capital” has the meaning set forth in Section 2.6(e).

“Financial Statements” has the meaning set forth in Section 4.6(b).

“Financial Statements Current Assets” means, in respect of the Contributed Entities, the aggregate “current assets” of the Contributed Entities, as defined by GAAP.

“Financial Statements Current Liabilities” means, in respect of the Contributed Entities, the aggregate “current liabilities” of the Contributed Entities, as defined by GAAP, but excluding any current liabilities that constitute Third Party Indebtedness.

“Formal Valuation” means the formal valuation prepared by BMO Nesbitt Burns Inc. as required under MI 61-101 to be obtained by EIFH in connection with the transactions contemplated by this Agreement.

“Fund Entities” means each of EIFH, the Fund, ECT and EIPLP; provided, however, that solely for purposes of the definition of “Affiliate”, the term “Fund Entities” shall in addition include EIPGP and all Subsidiaries of EIPLP.

“Fund Entities Disclosure Documents” has the meaning set forth in Section 5.8.

“Fund Entities Disclosure Letter” means the disclosure letter of even date herewith delivered to the Enbridge Entities by the Fund Entities prior to or simultaneously with the execution and delivery of this Agreement by the Parties.

“Fund Entities Financial Statements” has the meaning set forth in Section 5.8.

“Fund Entities Financing” means the transactions set forth in Exhibit D-1.

“Fund Entities Pre-Closing Transactions” means the transactions set forth in Exhibit D-2.

“Fund Fundamental Representations” has the meaning set forth in Section 9.1.

“Fund Units” means units of interest in the Fund designated as “ordinary units” pursuant to the EIF Trust Indenture and having the rights, conditions, restrictions and privileges set forth therein (as such agreement is to be amended and restated as part of the Fund Entities Pre-Closing Transactions).

“GAAP” means United States generally accepted accounting principles in effect at any specified time.

“Government Entity” means any federal, state, provincial, territorial, local or foreign court, tribunal, administrative body or other governmental or quasi-governmental or regulatory entity, including any head of a government department, body or agency, with competent jurisdiction.

“Hazardous Materials” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls.

“Hedging Arrangements” of any Person means the rights and obligations of such Person under swap, cap, collar, option, forward purchase or similar agreements or arrangements, including Derivative Transactions, intended to manage exposure to interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“ICDR” has the meaning set forth in Section 10.7(a).

“ICDR Rules” has the meaning set forth in Section 10.7(a).

“Indebtedness” means, with respect to any Person, as of any specified time:

(a)	all obligations of such Person for borrowed money to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP;

(c)	all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions; and

(d)	all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (a) to (c),

provided, however, that Capital Lease Obligations shall not be considered Indebtedness.

“Indemnified Party” means, as the context so requires, a Person that is entitled to indemnification pursuant to this Agreement.

“Indemnifying Party” means, as the context so requires, a Person that has agreed to provide indemnification to an Indemnified Party pursuant to this Agreement.

“Independent Accountant” has the meaning set forth in Section 2.6(c).

“Indirectly Contributed Entities” means Enbridge SL Holdings LP, Enbridge Southern Lights LP, the Wind LPs and Enbridge Pipelines (Woodland) Inc.

“Indirectly Contributed Equity Interests” means all of the issued and outstanding shares, units or other equity interests, as applicable, in the capital of the Indirectly Contributed Entities.

“Initial Statement” has the meaning set forth in Section 2.6(a).

“Insurance Allocation Agreement” means the amended and restated allocation agreement dated November 13, 2013 among Enbridge, Enbridge Energy Partners, L.P., EIFH and Midcoast Energy Partners, L.P.

“Intellectual Property” means intellectual property rights, pursuant to statutory or legislative requirements or common law, worldwide in respect of (a) trademarks, service marks, trade dress, slogans, logos and goodwill associated therewith, (b) copyrights and (c) patents, and in each case any applications or registration for any of the foregoing.

“Interest Rate” means the rate for Canadian dollar commercial loans made by the Royal Bank of Canada and described as the “prime rate”, as that rate is in effect at the time of determination and as it may from time to time thereafter be adjusted.

“Interested Directors” means those members of the board of directors of EIFH who have declared an interest in, and refrained from voting in respect of, the transactions contemplated by this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 4.6(b).

“IPL Base Cash Consideration” means the aggregate amount of [Dollar amount redacted as being commercially sensitive.]

“IPL Closing Adjustment Amount” has the meaning set forth in Section 2.5(d).

“IPL Consideration” has the meaning set forth in Section 2.2(b).

“IPL Directly Contributed Equity Interests” means all of the issued and outstanding shares in the capital of EPI.

“IPL Special Interest Rights” means 845.3 Special Interest Rights.

“IPL Unit Consideration” means 84.53% of the Unit Consideration and one Class E Unit.

“Issue Price” has the meaning set forth in Exhibit D-1.

“Knowledge” means (a) with respect to Enbridge and any particular event, transaction or information, the actual knowledge of the individuals listed for such purpose in the Enbridge Entities Disclosure Letter after having made reasonable inquiries of the officers and managers of the Enbridge Entities and the Contributed Entities with respect thereto, but does not include the knowledge of any other Person; provided, however that if none of the individuals listed for such purpose in the Enbridge Entities Disclosure Letter has made such reasonable inquiries with respect to any particular event, transaction or information, Enbridge shall be considered to have Knowledge of such details (but only such additional details) to the extent that any such individual would reasonably be expected to have actually learned of such details if such reasonable enquiries had been made, and (b) with respect to each Fund Entity and any particular event, transaction or information, the actual knowledge of the individuals listed for such purpose in the Fund Entities Disclosure Letter after having made such reasonable inquiries with respect thereto as they have deemed advisable, but does not include the knowledge of any other Person; provided, however that if neither of such individuals has made such reasonable inquiries with respect to any particular event, transaction or information, a Fund Entity shall be considered to have Knowledge of such details (but only such additional details) to the extent that either such individual would reasonably be expected to have actually learned of such details if such reasonable enquiries had been made.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Letters of Credit” has the meaning set forth in Section 6.6(a).

“Liabilities” of any Person means, as of any given time, any and all Indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Losses” means, with respect to any Person, any and all losses, Liabilities, claims, judgments, fines, settlement payments, awards or damages of any kind actually suffered or incurred by such Person (together with all reasonably incurred cash disbursements, costs and expenses, costs of investigation, defense and appeal and reasonable legal fees and expenses), whether or not involving a Third-Party Claim.

“Market Price” means a per unit amount equal to the volume weighted average trading price of the EIFH Common Shares on the TSX during the last 20 trading days occurring immediately prior to the date on which the calculation is required to be made, and during which, on each such trading day, at least a board lot of EIFH Common Shares were traded on such exchange.

“Marshall Release” means the Release in July of 2010 near Marshall, Michigan from Enbridge Energy Partners, L.P.’s Line 6B Lakehead System of approximately 20,000 barrels of crude oil.

“Material Adverse Effect” means:

(a)	when used in respect of any of the Enbridge Entities or Contributed Entities, as the context requires, any circumstance, change or effect that (A) materially impedes or would reasonably be expected to impede the ability of the Enbridge Entities to complete the transactions contemplated herein, or (B) has had or would reasonably be expected to have a materially adverse effect on the business, operations or financial condition of the Contributed Entities, considered in the aggregate, provided that any circumstance, change or effect resulting or arising from any of the following shall be deemed not to have any such material adverse effect:

(i)	any change in general economic conditions in the industries or markets in which the Contributed Entities operate;

(ii)	seasonal reductions in revenues or earnings of the Contributed Entities substantially consistent with historical results;

(iii)	national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv)	changes in Law or GAAP;

(v)	the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby including any of the Enbridge Entities Pre-Closing Transactions (including the transfer by the Contributed Entities of any of the Excluded Assets), the Fund Entities Pre-Closing Transactions or the Fund Entities Financing;

(vi)	the taking of any action by the Enbridge Entities or any of their Affiliates required or otherwise expressly contemplated by this Agreement or consented to or requested by EIPLP in writing; or

(vii)	the failure to take any action by the Enbridge Entities or any of their Affiliates where (i) such action is prohibited by this Agreement, (ii) permission to take such action has been requested by the Enbridge Entities in writing and not consented to by EIPLP or (iii) such failure has been consented to or requested by EIPLP in writing.

Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a materially disproportionate effect on the Contributed Entities, considered in the aggregate, as compared to other entities in the industry or markets in which the Contributed Entities operate; and

(b)	when used in respect of any of the Fund Entities, as the context requires, any circumstance, change or effect that (A) materially impedes or would reasonably be expected to impede the ability of the Fund Entities to complete the transactions contemplated herein, or (B) has had or would reasonably be expected to have a materially adverse effect on the business, operations or financial condition of the Fund Entities and their Affiliates, considered in the aggregate, provided that any circumstance, change or effect resulting or arising from any of the following shall be deemed not to have any such material adverse effect:

(i)	any change in general economic conditions in the industries or markets in which the Fund Entities and their Affiliates operate;

(ii)	seasonal reductions in revenues or earnings of the Fund Entities and their Affiliates substantially consistent with historical results;

(iii)	national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv)	changes in Law or GAAP;

(v)	the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby including any of the Enbridge Entities Pre-Closing Transactions (including the transfer by the Contributed Entities of any of the Excluded Assets), the Fund Entities Pre-Closing Transactions or the Fund Entities Financing;

(vi)	the taking of any action by the Fund Entities or any of their Affiliates required or otherwise expressly contemplated by this Agreement or consented to or requested by Enbridge in writing; or

(vii)	the failure to take any action by the Fund Entities or any of their Affiliates where (i) such action is prohibited by this Agreement, (ii) permission to take such action has been requested by the Fund Entities in writing and not consented to by Enbridge or (iii) such failure has been consented to or requested by Enbridge in writing.

Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a materially disproportionate effect on the Fund Entities and their Affiliates, considered in the aggregate, as compared to other entities in the industry or markets in which the Fund Entities and their Affiliates operate.

“Material Contracts” means any Contract in effect on the date hereof to which any of the Contributed Entities is a party:

(a)	evidencing any material Indebtedness of a Contributed Entity;

(b)	that provides for the payment by or on behalf of any Contributed Entity in excess of $50,000,000 per annum, or the delivery by any Contributed Entity of goods or services with a fair market value in excess of $50,000,000 per annum, during the remaining term thereof (in each case, based on the Contributed Entity’s good faith estimate taking into account payments or deliveries, as applicable, during the calendar year 2014 and 2015 to date);

(c)	that provides for any Contributed Entity to receive any payments in excess of, or any property with a fair market value in excess of, $50,000,000 per annum during the remaining term thereof (in each case, other than for the delivery by any Contributed Entity of goods or services, based on the Contributed Entity’s good faith estimate);

(d)	that contains covenants restricting the ability of a Contributed Entity to compete in the liquids, crude oil transportation, storage, processing or renewable wind energy business in Canada (in each case, other than restrictions that are de minimus in nature or amount);

(e)	that is a swap, option, hedge, future or similar instrument;

(f)	that relates to the acquisition or disposition of any business or assets of a Contributed Entity pursuant to which any Contributed Entity has any remaining material liability, but does not include the Previous Drop-Down Agreements;

(g)	that licenses Intellectual Property from a third party, other than “shrink wrap”, “click wrap” or “off the shelf” software licenses that are generally commercially available;

(h)	that grants any Contributed Entity an equity interest in any partnership or joint venture (other than in other Contributed Entities), including any agreement or commitment to make a loan or contribution to any joint venture or partnership; or

(i)	the breach or termination of which would, individually or in the aggregate, have a Material Adverse Effect.

“MI 61-101” means Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions.

“Mini-Basket” has the meaning set forth in Section 9.4(b).

“misrepresentation” has the meaning specified in the Securities Act (Alberta).

“NEB” means the National Energy Board.

“No-Action Letter” means a communication in writing from the Commissioner advising that he does not, at that time, intend to make an application to the Competition Tribunal under Section 92 of the Competition Act in respect of the transactions contemplated in this Agreement.

“Notice of Adjustment Disagreement” has the meaning set forth in Section 2.6(b).

“Notice Period” has the meaning set forth in Section 9.5(a).

“Ordinary Course Contracts” means Contracts related to the ordinary course ownership and/or operation of the Contributed Entity Systems, including Easements, operating Contracts, Contracts for gathering, transportation, shipping, interconnection, storage, compression, processing and terminaling, maintenance, supply and installation Contracts relating to wind power assets, power purchase Contracts, and Contracts otherwise in the ordinary course providing for rights to use, and/or access to, the Contributed Entity Systems and similar Contracts.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any Person that is a limited partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a trust or other entity, its declaration or agreement or trust or other constituent document and (d) with respect to any other Person, its comparable organizational documents, in each case as such may be amended, supplemented or modified from time to time, including, with respect to the Wind LPs, the co-ownership agreements set forth in the Enbridge Entities Disclosure Letter governing their respective ownership of undivided co-ownership interests in the Lac Alfred, Massif du Sud, Blackspring Ridge I and Saint Robert Bellarmin wind farms.

“Outside Date” means November 2, 2015 or such later date as may be agreed to in writing by Enbridge and EIPLP, subject to the right of either Enbridge or EIPLP to postpone the Outside Date on no more than two occasions each for up to an additional 45 days each time if the condition in Section 7.1(a) (Regulatory Approvals) or in Section 7.1(d) (No Prohibition) has not been satisfied and such failure is not the result of a non-appealable decision of a Government Entity, by giving written notice to the other to such effect no later than 5:00 p.m. (Calgary time) on the date that is not less than five days prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by Enbridge and EIPLP; provided that notwithstanding the foregoing, neither Enbridge nor EIPLP shall be permitted to postpone the Outside Date if the failure to satisfy the applicable condition(s) is materially the result of the failure to perform obligations under this Agreement by the Enbridge Entities, in the case of Enbridge, or the Fund Entities, in the case of EIPLP.

“Parties” means Enbridge, IPL, EIFH, the Fund, ECT and EIPLP, with each individually referred to herein as a “Party”.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents issued by or obtained from any Government Entity.

“Permitted Encumbrances” means, with respect to the Contributed Entities:

(a)	Encumbrances that are reflected or reserved against or otherwise disclosed in the Financial Statements;

(b)	mechanics’, material men’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business securing payments not yet delinquent, or that are being contested in good faith by appropriate proceedings, provided that required reserves have been established by the Contributed Entities with respect to such contest;

(c)	liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which required reserves are established in the Financial Statements;

(d)	pledges and deposits made in the ordinary course of business with respect to, and in compliance in all material respects with, workers’ compensation, unemployment insurance and other social security Laws or regulations;

(e)	with respect to any interest in real property, (i) any conditions, rights, reservations, exceptions or restrictions relating to real property or real property rights owned or leased by the Contributed Entities that are disclosed on any title commitment or report or are otherwise registered with the relevant Government Entity, (ii) any conditions which do not adversely affect the ownership or operability of the Contributed Entity Systems, (iii) Encumbrances imposed by Law and any rights reserved to or vested in any grantor of rights with respect to the Contributed Entity Systems and (iv) zoning, building, subdivision or other similar requirements or restrictions;

(f)	undetermined or inchoate liens incurred or created as security in favour of any Person with respect to the development or operation of any part of the Contributed Entity Systems, to the extent not due and payable or delinquent;

(g)	liens granted or arising in the ordinary course of business to any public utility or Government Entity with respect to the Contributed Entity Systems or operations pertaining thereto to the extent not due and payable or delinquent;

(h)	purchase money liens and liens securing rentals under Capital Lease Obligations with third parties entered into in the ordinary course of business to the extent not delinquent;

(i)	deposits to secure the performance of bids, trade Contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(j)	judgment and attachment Encumbrances or Encumbrances created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, to the extent such litigation or legal proceedings have been disclosed in the Enbridge Entities Disclosure Letter;

(k)	exclusive licenses and non-exclusive licenses granted in the ordinary course of business;

(l)	Encumbrances incurred in the ordinary course of business that do not secure the payment of Indebtedness and which do not adversely affect the ownership of the Contributed Entity Systems or the ability of the relevant Contributed Entities to operate the Contributed Entity Systems as they are currently being operated;

(m)	Encumbrances created by the Fund Entities or their permitted successors and assigns;

(n)	imperfections or irregularities of title that would not, individually or in the aggregate, materially and adversely impact the business of the Contributed Entities as conducted by them or the operability of the Contributed Entity Systems;

(o)	the existence and terms of Contracts identified in Section 4.10 of the Enbridge Entities Disclosure Letter including any Encumbrance created thereby; and

(p)	Encumbrances, if any, securing the Third Party Indebtedness disclosed in the Enbridge Entities Disclosure Letter or the Enbridge Entities Disclosure Documents.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Government Entity, a trust, an unlimited liability company or other entity or organization.

“Post-Closing Adjustment” has the meaning set forth in Section 2.7.

“PP&E Balance” means, as at the time immediately before the start of the Closing Date, the aggregate line item amount of property, plant and equipment for the Contributed Entities, calculated in accordance with GAAP and on a basis consistent with the Sample Statement of Adjustments, but excluding any changes in depreciation from June 30, 2015 to the time immediately before the start of the Closing Date. For greater certainty, PP&E Balance will include construction work in progress balances (as calculated in accordance with GAAP and on a basis consistent with the Sample Statement of Adjustments).

“Pre-Closing Credit Support” has the meaning set forth in Section 6.6(c).

“Pre-Closing Period” has the meaning set forth in Section 6.7(a).

“Pre-Existing Environmental Issues” means any Release of Hazardous Materials occurring on or in respect of any of the Contributed Entity Systems prior to the date hereof.

“Previous Drop-Down Agreements” means the 2011 Drop-Down Transaction Agreement, the 2011 Drop-Down Guarantee, the 2012 Drop-Down Transaction Agreement and the 2014 Drop-Down Transaction Agreement.

“Previous Drop-Down Release” means a release in substantially the form attached as Exhibit J.

“Previous Drop-Down Tax Indemnities” means the indemnity, payment and guarantee obligations of EPI and Athabasca, as applicable, pursuant to: (i) Sections 21.09(2) and 21.09(4) of the 2012 Drop-Down Transaction Agreement; (ii) Sections 15.01(h)(iii), 15.01(h)(iv), 15.09(2) and 15.09(3) of the 2011 Drop-Down Transaction Agreement; and (iii) the guarantee (the “2011 Drop-Down Guarantee”) dated October 21, 2011 among EPI and Enbridge Pipelines (Saskatchewan) Inc., Enbridge Pipelines (Westspur) Inc., Enbridge Pipelines (Weyburn) Inc. and Enbridge Income Partners Holdings Inc. but only to the extent such guarantee relates to the obligations of Talbot Windfarm, LP under Section 15.01(c)(iii) of the 2011 Drop-Down Transaction Agreement and/or the obligations of Enbridge Renewable Energy Infrastructure Limited Partnership under Section 15.01(d)(iii) of the 2011 Drop-Down Transaction Agreement.

“Regulatory Approvals” means the Competition Act Approval and Canada Transportation Act Approval.

“Release” means a release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) that is required to be reported in connection with applicable Environmental Laws.

“Remedial Action” means any action required by any Environmental Law to investigate, clean-up, remove, remediate, monitor or conduct corrective action with respect to, Hazardous Materials Released into the environment.

“Representatives” means, with respect to any Person, any and all partners, directors, trustees, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Retained Liabilities” means, except for certain matters set forth in Section 4 of the Enbridge Entities Disclosure Letter, any and all Liabilities and Losses relating to or arising out of:

(a)	the Excluded Assets, including any purchase price adjustment clauses contained in any agreement relating to the Enbridge Pre-Execution Transactions or to the Enbridge Pre-Closing Transactions;

(b)	the Marshall Release;

(c)	the Employee Obligations; and

(d)	any services that have been provided prior to the Closing Time by the Contributed Entities to Enbridge or any of its Subsidiaries or Affiliates other than the Contributed Entities (and for greater certainty, excluding services provided to any of the Fund Entities or their respective Affiliates and Subsidiaries).

“Sample Statement of Adjustments” has the meaning set forth in Section 2.5(a).

“Securities Regulators” means the securities commission or other securities regulatory authority of each province and territory of Canada.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Southern Lights GP” means Enbridge Southern Lights GP Inc.

“Special Committee” means the joint special committee of independent directors and independent trustees from the board of directors of EIFH and the trustees of ECT formed for the purpose of reviewing and negotiating the transactions contemplated by this Agreement.

“Special Interest Right” has the meaning to be set forth in the EIPLP Partnership Agreement and includes, as the context requires, the Enbridge Special Interest Rights and the IPL Special Interest Rights.

“Straddle Period” has the meaning set forth in Section 6.7(a).

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person or (ii) the total combined equity interests or the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person; provided, however, that no Person shall be a Subsidiary of any other Person for purposes of this Agreement if such Person would be deemed not to be an Affiliate or Subsidiary of such first Person pursuant to the second sentence of the definition of “Affiliate”.

“Survival Period” has the meaning set forth in Section 9.1.

“Systems Under Development” means those projects listed as such in Section 5 of the Enbridge Entities Disclosure Letter.

“Target PP&E Balance” means [Dollar amount redacted as being commercially sensitive.]

“Target Third Party Indebtedness Balance” means [Dollar amount redacted as being commercially sensitive.]

“Target Working Capital” means [Dollar amount redacted as being commercially sensitive.]

“Tax Act” means the Income Tax Act, R.S.C, 1985, c.1 (5th Supp.) and all regulations promulgated thereunder from time to time.

“Tax Authority” means any Government Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Tax Returns” means all reports, returns, declarations, elections, notices, filings, forms, statements and other documents (whether intangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, filed or required to be filed by Law with respect to Taxes.

“Tax Rulings” mean, collectively, (i) the Canadian Tax Rulings and (ii) the corresponding Competent Authority Ruling.

“Taxes” means all federal, state, provincial, territorial, local or foreign taxes, including income, capital, profits, capital gains, gross receipts, windfall or excess profits, value added, severance, property, production, sales, goods and services, harmonized sales, use, duty, license, excise, franchise, employment, payroll (including Canada Pension Plan contributions, employment insurance premiums and provincial workers’ compensation payments), withholding or similar taxes, fees, duties, levies, customs, tariffs or imposts, assessments, obligations or charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Third Party Indebtedness” means, at a given time, in respect of a Contributed Entity, the amount of Indebtedness (excluding any short-term Indebtedness such as the current maturities of long-term debt, bank indebtedness and short-term borrowings, provided that such short-term Indebtedness is fully taken into account in the Working Capital adjustment set forth herein) of such Contributed Entity, as determined in accordance with GAAP, including any such Indebtedness owing by such Contributed Entity to any of the Enbridge Entities or any of their Affiliates but excluding any such Indebtedness owing to any other Contributed Entity or to a Fund Entity or any Affiliates of a Fund Entity.

“Third Party Indebtedness Balance” means, as at the time immediately before the start of the Closing Date, the aggregate outstanding principal amount of the Third Party Indebtedness of the Contributed Entities, as determined on a basis consistent with the Sample Statement of Adjustments and without duplication.

“Transaction Approvals” has the meaning set forth in Section 6.5.

“Transaction Documents” means this Agreement and any other documents delivered pursuant to this Agreement or in connection with the Enbridge Entities Pre-Closing Transactions or Fund Entities Pre-Closing Transactions.

“Transfer Requirements” means the provisions of the Organizational Documents of the Enbridge Entities and the Contributed Entities, in each case setting forth any restriction on, or requirements for, transfer, rights of first offer, rights of first refusal, rights to notice or rights to consent, admission of partners, or the approval in respect of any transfer or other disposition of the Contributed Entities.

“Transfer Taxes” has the meaning set forth in Section 6.7(d).

“Transferred Letter of Credit” has the meaning set forth in Section 6.6(b).

“TSX” means the Toronto Stock Exchange.

“TSX Approval” means the receipt from the TSX of all approvals required for the consummation of the transactions contemplated hereby, including, as applicable:

(a)	the written approval of the TSX as required for Enbridge to consummate the transactions contemplated hereby pursuant to TSX policies, subject to the satisfaction of customary conditions;

(b)	the written approval of the TSX as required for EIFH to consummate the transactions contemplated hereby pursuant to TSX policies, subject to the satisfaction of customary conditions, which shall include approval of the shareholders of EIFH; and

(c)	the conditional approval of the TSX of the issuance and posting for trading on the TSX of the EIFH Common Shares to be issued to Enbridge or IPL, as applicable, in accordance with the Exchange Right Support Agreement (as defined in Exhibit B).

“Unit Consideration” means 442,923,363 Class C Units, as such amount may be adjusted in accordance with Section 2.5(e).

“Wind Entities” means the Wind GPs and Wind LPs.

“Wind Entities Policies” has the meaning set forth in Section 4.18(b).

“Wind GPs” means Enbridge Lac Alfred Wind Project GP Inc., Enbridge Massif du Sud Wind Project GP Inc., Enbridge Blackspring Ridge I Wind Project GP Inc. and Enbridge Saint Robert Bellarmin Wind Project GP Inc.

“Wind LPs” means Enbridge Lac Alfred Wind Project Limited Partnership, Enbridge Massif du Sud Wind Project Limited Partnership, Enbridge Blackspring Ridge I Wind Project Limited Partnership and Enbridge Saint Robert Bellarmin Wind Project Limited Partnership.

“Working Capital” means, as of any given time, an amount equal to the Financial Statements Current Assets minus the Financial Statements Current Liabilities, prepared in accordance with GAAP, but excluding any current assets or liabilities related to Hedging Arrangements. For greater certainty, the current maturities of long-term debt, bank indebtedness and short-term borrowings will be included in Working Capital.

1.2	Other Terms.

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3	Calculation of Time Periods.

When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

1.4	Other Definitional Provisions.

Unless the express context otherwise requires:

(a)	the word “day” means calendar day;

(b)	the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)	the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d)	the terms “Dollars” and “$” mean Canadian Dollars;

(e)	references herein to a specific Article, Section, subsection or Exhibit shall refer, respectively, to Articles, Sections, subsections or Exhibits of this Agreement;

(f)	wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)	references herein to any gender include the other gender;

(h)	the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(i)	references herein to “agreed form” means, in respect of any agreement, instrument or other document, the form of that agreement, instrument or other document which has been confirmed by counsel for the Parties as being in “agreed form” on or before the time at which this Agreement has become effective, subject only to such amendments or variations thereto as all Parties accept in writing on or before the Closing Time and completed as contemplated thereby; and

(j)	except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

1.5	Exhibits.

The following Exhibits annexed to this Agreement are incorporated by reference into this Agreement and form a part hereof:

Exhibits

Exhibit A	Contributed Entities
Exhibit B	Closing Deliveries
Exhibit C	Enbridge Entities Pre-Closing Transactions
Exhibit D-1	Fund Entities Financing
Exhibit D-2	Fund Entities Pre-Closing Transactions
Exhibit E	Allocation of Consideration
Exhibit F	Sample Statement of Adjustments
Exhibit G	Form of EIFH Resolution
Exhibit H	Employee Related Matters
Exhibit I	Enbridge Pre-Execution Transactions
Exhibit J	Form of Previous Drop-Down Release

ARTICLE II

CONTRIBUTION; CONSIDERATION; CLOSING

2.1	Contribution.

On the terms and subject to the conditions set forth herein, on the Closing Date the Enbridge Entities shall contribute to EIPLP, and EIPLP shall accept from the Enbridge Entities, free and clear of all Encumbrances (other than those arising pursuant to the Organizational Documents of the Contributed Entities, this Agreement, Canadian Securities Laws or resulting from actions of the Fund Entities or any of their Affiliates), the Directly Contributed Equity Interests and, by virtue of the contribution of the Directly Contributed Equity Interests, the Indirectly Contributed Equity Interests shall be indirectly contributed to EIPLP.

2.2	Consideration.

(a)	The aggregate consideration payable by EIPLP to Enbridge in consideration for the contribution of the Enbridge Directly Contributed Equity Interests shall be the Enbridge Base Cash Consideration, the Enbridge Unit Consideration and the Enbridge Special Interest Rights, subject to adjustment as expressly provided herein (the “Enbridge Consideration”).

(b)	The aggregate consideration payable by EIPLP to IPL in consideration for the contribution of the IPL Directly Contributed Equity Interests shall be the IPL Base Cash Consideration, the IPL Unit Consideration and the IPL Special Interest Rights, subject to adjustment as expressly provided herein (the “IPL Consideration”).

2.3	Payment and Satisfaction of Consideration at Closing.

(a)	At Closing, the Enbridge Consideration shall be paid and satisfied as follows:

(i)	by way of delivery by EIPLP at the Closing of a wire transfer of immediately available funds to an account designated by Enbridge, the Enbridge Base Cash Consideration plus or minus, as applicable, the Enbridge Closing Adjustment Amount;

(ii)	the issuance by EIPLP of the Enbridge Unit Consideration issued in the name of Enbridge; and

(iii)	the issuance by EIPLP to Enbridge of the Enbridge Special Interest Rights.

(b)	At Closing, the IPL Consideration shall be paid and satisfied as follows:

(i)	by way of delivery by EIPLP at the Closing of a wire transfer of immediately available funds to an account designated by IPL, the IPL Base Cash Consideration plus or minus, as applicable, the IPL Closing Adjustment Amount.

(ii)	the issuance by EIPLP of the IPL Unit Consideration issued in the name of IPL; and

(iii)	the issuance by EIPLP to IPL of the IPL Special Interest Rights.

2.4	Allocation of Consideration.

Exhibit E sets forth the allocation of the Enbridge Unit Consideration, the IPL Unit Consideration, the Cash Consideration and the Special Interest Rights among the Directly Contributed Entities.

2.5	Consideration at Closing.

(a)	On or prior to the third Business Day prior to the Closing Date, Enbridge shall prepare and deliver to EIPLP a statement (the “Estimated Statement”) calculating and setting forth Enbridge’s good faith estimate of the (i) Estimated Working Capital, (ii) Estimated Third Party Indebtedness Balance and (iii) Estimated PP&E Balance. The Estimated Statement shall be prepared on a basis consistent with the sample calculation and related accounting principles set forth in Exhibit F (the “Sample Statement of Adjustments”).

(b)	The consideration to be issued or paid (as applicable) by EIPLP to the Enbridge Entities as described in Section 2.2 shall be increased or decreased in accordance with this Section 2.5(b).

(i)	Working Capital.

(A)	If the Estimated Working Capital minus the Target Working Capital is a positive number, the Base Cash Consideration otherwise payable to the applicable Enbridge Entities shall be increased by an amount equal to the Estimated Working Capital minus the Target Working Capital.

(B)	If the Estimated Working Capital minus the Target Working Capital is a negative number, the Base Cash Consideration otherwise payable to the applicable Enbridge Entities shall be decreased by an amount equal to the Target Working Capital minus the Estimated Working Capital.

(ii)	Third Party Indebtedness.

(A)	If the Target Third Party Indebtedness Balance minus the Estimated Third Party Indebtedness Balance is a positive number, the Base Cash Consideration otherwise payable to the applicable Enbridge Entities shall be increased by an amount equal to the Target Third Party Indebtedness Balance minus the Estimated Third Party Indebtedness Balance.

(B)	If the Target Third Party Indebtedness Balance minus the Estimated Third Party Indebtedness Balance is a negative number, the Base Cash Consideration otherwise payable to the applicable Enbridge Entities shall be decreased by an amount equal to the Estimated Third Party Indebtedness Balance minus the Target Third Party Indebtedness Balance.

(iii)	PP&E Expenditures.

(A)	If the Estimated PP&E Balance minus the Target PP&E Balance is a positive number, the Base Cash Consideration otherwise payable to the applicable Enbridge Entities shall be increased by an amount equal to the Estimated PP&E Balance minus the Target PP&E Balance.

(B)	If the Estimated PP&E Balance minus the Target PP&E Balance is a negative number, the Base Cash Consideration otherwise payable to the applicable Enbridge Entities shall be decreased by an amount equal to the Target PP&E Balance minus the Estimated PP&E Balance.

(c)	For the purposes of determining the Working Capital of a Contributed Entity, the liability of a Contributed Entity for Taxes for a Straddle Period that is allocable to the portion of such taxable year or period ending immediately before the start of the Closing Date shall be determined (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, rateably on a per diem basis, (ii) in the case of any Taxes imposed pursuant to the Tax Act or any similar provincial legislation, based on the assumption that the Straddle Period for the relevant Contributed Entity was a taxation year or fiscal period that ended immediately before the start of the Closing Date and in which the relevant Contributed Entity deducted the maximum amounts available to it under applicable Law in calculating its income or taxable income in respect of such notional taxation year or fiscal period and (iii) in the case of any other Taxes, based on an interim closing of the books of the relevant Contributed Entity as of the time which is immediately before the start of the Closing Date; provided that any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on the Closing Date prior to the Closing shall be deemed for the purposes of this Section 2.5 to have taken place or arisen on the day immediately prior to the Closing Date and the Enbridge Entities Pre-Closing Transactions and the Enbridge Pre-Execution Transactions shall be deemed to have taken place prior to the Closing.

(d)	At the same time as Enbridge delivers the Estimated Statement, Enbridge shall deliver to EIPLP its allocation of the Closing Adjustment Amount to the Enbridge Directly Contributed Entities (the “Enbridge Closing Adjustment Amount”) and the IPL Directly Contributed Entities (the “IPL Closing Adjustment Amount”).

(e)	Notwithstanding the foregoing, if the Closing Adjustment Amount would result in either or both of the Enbridge Entities receiving cash consideration in excess of the amount of the Base Cash Consideration applicable to such Enbridge Entity, the applicable Enbridge Entity shall have the option to receive such excess amount, in whole or in part, in the form of additional Class C Units issued at a deemed price equal to the Issue Price.

(f)	The total cash consideration amount to be paid at Closing by EIPLP to the Enbridge Entities, being the Base Cash Consideration as adjusted pursuant to this Section 2.5 by the Closing Adjustment Amount (net of any amount that is not paid in cash as a result of any exercise of the option contained in Section 2.5(e)), is referred to in this Agreement as the “Closing Cash Consideration”. The Closing Cash Consideration shall be subject to a Post-Closing Adjustment pursuant to the provisions of Section 2.6 and Section 2.7.

2.6	Post-Closing Adjustment Process.

(a)

Within 120 days following the Closing Date, Enbridge shall prepare and deliver to EIPLP a statement (the “Initial Statement”) calculating and setting forth in accordance with GAAP and on a basis consistent with the Sample Statement of Adjustments the actual Working Capital, Third Party Indebtedness Balance and PP&E Balance immediately before the start of the Closing Date in respect of the Contributed Entities. During the 90 days immediately following EIPLP’s receipt of the Initial Statement (the “Adjustment Review Period”), Enbridge shall permit EIPLP and its Representatives to review Enbridge’s working papers and any working papers of Enbridge’s independent accountants, in each case, relating to the preparation of the Initial Statement and the calculations related thereto, as well as all of the financial books, ledgers and records related thereto, and Enbridge shall make reasonably available to EIPLP the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement.

(b)	In the event that EIPLP concludes that the Initial Statement or any amount set forth therein has not been prepared on the basis required by this Agreement, EIPLP shall submit a written notice to Enbridge on or prior to the expiration of the Adjustment Review Period (the “Notice of Adjustment Disagreement”), which notice shall set forth in reasonable detail the basis of EIPLP’s disagreement, the amounts involved and the proposed determination of the disputed amount. If no Notice of Adjustment Disagreement is received by Enbridge on or prior to the expiration date of the Adjustment Review Period, then the Initial Statement shall be deemed to have been accepted by EIPLP and shall become final and binding upon the Parties.

(c)	If Enbridge and EIPLP have been unable to resolve all disagreements they may have with respect to the matters specified in the Notice of Adjustment Disagreement within 30 days of the receipt by Enbridge of such Notice of Adjustment Disagreement, either may notify the other in writing that the unresolved disagreements (the “Adjustment Disagreement”) shall be submitted for final and binding determination to an independent certified public accounting firm qualified and of national recognition in Canada as is mutually agreeable to Enbridge and EIPLP and that they cooperate in good faith to appoint promptly thereafter (the “Independent Accountant”).

(d)	Within 30 days of the appointment of the Independent Accountant, Enbridge and EIPLP shall each submit to the Independent Accountant written statements setting forth in detail their respective positions with respect to the Adjustment Disagreement along with any relevant supporting documents. As soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the Parties, on a basis consistent with the Sample Statement of Adjustments, of the appropriate amount of each of the matters comprising the Adjustment Disagreement. Enbridge and EIPLP may only challenge the determination of the Independent Accountant in the case of manifest error or fraud on the part of the Independent Accountant. Notwithstanding Section 10.7 of this Agreement, any challenge permitted to be made in respect of the determination of the Independent Accountant shall be made in a court of competent jurisdiction sitting in Calgary, Alberta.

(e)	The statement setting forth the Working Capital, Third Party Indebtedness Balance and PP&E Balance of the Contributed Entities that is final and binding on the Parties, as determined either through agreement of the Parties (deemed or otherwise), pursuant to Section 2.6(b) or through the determination of the Independent Accountant pursuant to Section 2.6(d), is referred to herein as a “Final Statement”, and the determination of the Working Capital, the Third Party Indebtedness Balance and the PP&E Balance of the Contributed Entities set forth in the Final Statement shall be referred to as the “Final Working Capital”, the “Final Third Party Indebtedness Balance” and the “Final PP&E Balance”, respectively.

(f)	The cost of the Independent Accountant’s review and determination shall be shared equally by Enbridge and EIPLP.

2.7	Payment of Post-Closing Adjustment

(a)	The “Post-Closing Adjustment” shall be an amount equal to the sum of (i) the Final Working Capital minus the Estimated Working Capital, (ii) the Estimated Third Party Indebtedness Balance minus the Final Third Party Indebtedness Balance and (iii) the Final PP&E Balance minus the Estimated PP&E Balance. If the Post-Closing Adjustment is a positive amount, then EIPLP shall pay cash in such amount to the applicable Enbridge Entity. If the Post-Closing Adjustment is a negative amount, then the Enbridge Entities shall pay cash in such amount to EIPLP, without the issuance of any additional equity in respect thereof. Any such payment shall be made within three Business Days after the Final Statement becomes such, together with interest thereon, from the Closing Date through to the date on which the applicable Post-Closing Adjustment is paid, at the Interest Rate calculated and payable in accordance with Section 2.10. Any payment made pursuant to this Section 2.7(a) shall be treated as an adjustment to the Closing Cash Consideration made to the Enbridge Entities, and in connection with any such payment the Enbridge Entities shall be permitted to provide to EIPLP an allocation of such payment between the Enbridge Entities.

(b)	Notwithstanding Section 2.7(a), if the Post-Closing Adjustment would result in either or both of the Enbridge Entities receiving aggregate cash consideration pursuant to this Agreement in excess of the amount of the Base Cash Consideration applicable to such Enbridge Entity, the applicable Enbridge Entity shall have the option to receive such excess amount, in whole or in part, in additional Class C Units issued at a deemed price equal to the Issue Price.

2.8	Closing.

The Closing shall take place at the offices of Enbridge, 3000 Fifth Avenue Place, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8, on the later of (i) September 1, 2015 and (ii) the first Business Day of the first month following the day on which the last of the conditions set forth in Article VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) or at such other time and place as Enbridge and EIPLP may agree (such date being the “Closing Date”) at 6:30 a.m. (Calgary time) or at such other time on the Closing Date as Enbridge and EIPLP may agree (such time being the “Closing Time”).

2.9	Deliveries at Closing.

At the Closing, the Enbridge Entities shall deliver, or cause to be delivered, to the Fund Entities, the items set forth in Part A of Exhibit B and the Fund Entities shall deliver, or cause to be delivered, to the Enbridge Entities, the items set forth in Part B of Exhibit B.

2.10	Interest.

All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the Interest Rate on the basis of a year of 365 days or 366 days, as applicable, and the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.11	Payments.

The Parties shall make any payment due to the others pursuant to this Article II by no later than 11:00 a.m. (Calgary time) on the day when due (unless otherwise consented to by the Person to whom such payment is due). All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by or on behalf of the Person receiving such payment.

2.12	Tax Elections.

EIPLP will, at the request of the Enbridge Entities, execute income tax elections under subsection 97(2) of the Tax Act with respect to the contribution by each Enbridge Entity of their respective Directly Contributed Equity Interests. Such elections will be prepared by the Enbridge Entities in accordance with the provisions of subsection 97(2) of the Tax Act and provided to EIPLP for execution. EIPLP’s execution of any election will not be indicative that such election is correct or complete in accordance with the Tax Act. EIPLP will execute and return any election to the Enbridge Entities within 30 days following receipt thereof. The Enbridge Entities shall be entitled to specify the “elected amount” in respect of the Directly Contributed Equity Interests for purposes of the Tax Act within the limits thereon imposed by the Tax Act and EIPLP will not be responsible for the proper completion, review or filing of any election forms or for any Taxes, interest or penalties resulting from the failure of the Enbridge Entities to properly complete or file such elections.

2.13	Price Adjustment.

(a)	If any Tax Authority should assess or reassess either Enbridge Entity for any income tax, or proposes such an assessment or reassessment, on the basis of a determination or an assumption that the quotient obtained when the aggregate fair market value of the IPL Directly Contributed Equity Interests on the Closing Date is divided by the aggregate fair market value of the IPL Directly Contributed Equity Interests and the Enbridge Directly Contributed Equity Interests on the Closing Date (the “Equity Ratio”) was an amount that differed from the quotient obtained when the aggregate fair market value of the IPL Consideration on the Closing Date is divided by the aggregate fair market value of the IPL Consideration and the Enbridge Consideration on the Closing Date (the “Consideration Ratio”); and

(i)	such determination or assumption is acceptable to the Enbridge Entities; or

(ii)	such determination or assumption is disputed by an Enbridge Entity and a final settlement is reached by such Enbridge Entity with the Tax Authority as to the aggregate fair market value of the Directly Contributed Equity Interests, the IPL Consideration and the Enbridge Consideration; or

(iii)	such determination or assumption is disputed by an Enbridge Entity and a court of competent jurisdiction makes a final determination of the aggregate fair market value of the Directly Contributed Equity Interests, the IPL Consideration and the Enbridge Consideration,

any of which events in clauses (i), (ii) and (iii) above is herein called a “Final Determination”, then the number of Class C Units issued hereunder by EIPLP shall be adjusted and reallocated among the Enbridge Entities in accordance with Section 2.13(b). Any such adjustment shall be effective for all purposes from and after the Closing Date and Enbridge, IPL and EIPLP shall make all such other consequential adjustments as may be necessary to place Enbridge, IPL and EIPLP in the same position as they would have been if the adjustments contemplated in this Section 2.13 had been made at Closing.

(b)	After any Final Determination, the number of Class C Units that were issued by EIPLP on the Closing Date will be reallocated as between IPL and Enbridge so as to minimize the difference between the Equity Ratio and the Consideration Ratio. The reallocation of the Class C Units contemplated by this Section 2.13(b) will be effected by EIPLP:

(i)	cancelling the appropriate number of Class C Units issued to Enbridge and issuing an identical number of Class C Units to IPL where the Final Determination resulted in the Equity Ratio exceeding the Consideration Ratio; and

(ii)	cancelling the appropriate number of Class C Units issued to IPL and issuing an identical number of Class C Units to Enbridge where the Final Determination resulted in the Consideration Ratio exceeding the Equity Ratio.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ENBRIDGE REGARDING THE ENBRIDGE

ENTITIES

Except (i) as set forth in the Enbridge Entities Public Record or (ii) as set forth in the Enbridge Entities Disclosure Letter (which disclosure letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure letter relates; provided, however, that any information set forth in one Section or subsection of the Enbridge Entities Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof to which it could reasonably be expected to be pertinent), Enbridge represents and warrants to the Fund Entities as follows:

3.1	Organization and Good Standing.

Enbridge has been duly organized, is validly existing and is in good standing under the Laws of Canada and IPL has been duly organized, is validly existing and is in good standing under the Laws of the Province of Alberta.

3.2	Authorization.

Each Enbridge Entity has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other Transaction Documents, the performance of each Enbridge Entities’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been or will be duly authorized by all necessary action of each Enbridge Entity. This Agreement and such other Transaction Documents to which each Enbridge Entity is or will be a party have been or will be duly executed and delivered by each Enbridge Entity and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of each Enbridge Entity, enforceable against each Enbridge Entity in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles (the “Bankruptcy and Equity Exception”).

3.3	Ownership of the Contributed Equity Interests.

Exhibit A sets forth the owners of record of the Contributed Equity Interests. The Enbridge Entities are the recorded and beneficial owners of, and have good and valid title to, the Directly Contributed Equity Interests and the Directly Contributed Entities and Enbridge SL Holdings LP, as applicable, are the record and beneficial owners of, and have good and valid title to, the Indirectly Contributed Equity Interests, free and clear of all Encumbrances (other than those arising pursuant to this Agreement, the Organizational Documents of any of the Contributed Entities or applicable Laws, or resulting from actions of the Fund Entities or any of their Affiliates). At Closing, EIPLP will acquire good and valid title to all of the Directly Contributed Equity Interests, free and clear of any Encumbrances (other than those set forth in the previous sentence) and the Indirectly Contributed Equity Interests will be free and clear of any Encumbrances (other than those set forth in the previous sentence).

3.4	Non-Contravention.

Assuming the receipt of all Regulatory Approvals and the TSX Approval, the execution and delivery by each Enbridge Entity of this Agreement and each Transaction Document to which it is or will be a party, the performance of the obligations of such Enbridge Entity pursuant to this Agreement and each such Transaction Document and the consummation of the transactions contemplated hereby will not constitute or result in (a) a violation of the Organizational Documents of the Enbridge Entities or the Contributed Entities, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Enbridge Entities or the Contributed Entities pursuant to, any Contract to which an Enbridge Entity is a party (with or without notice, lapse of time or both) or (c) a breach or violation of, or a default under, any Law to which an Enbridge Entity or a Contributed Entity is subject, except, in the case of clauses (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

3.5	Consents and Approvals.

(a)	Except for the Regulatory Approvals and the TSX Approval, no consent, approval, waiver, authorization, notice or filing is required to be obtained by the Enbridge Entities from, or to be given by the Enbridge Entities to, or to be made by the Enbridge Entities with, any Government Entity, in connection with the execution, delivery and performance by the Enbridge Entities of this Agreement or the Transaction Documents to which the Enbridge Entities are or will be a party and the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	No consent, approval, waiver, authorization, notice or filing is required to be obtained by the Enbridge Entities from, or to be given by the Enbridge Entities to, or made by the Enbridge Entities with, any Person that is not a Government Entity in connection with the execution, delivery and performance by the Enbridge Entities of this Agreement or any of the Transaction Documents to which the Enbridge Entities are or will be a party and the consummation of the transactions contemplated hereby, except for those required pursuant to the Transfer Requirements and as would not, individually or in the aggregate, have a Material Adverse Effect.

3.6	Litigation and Claims.

As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation that is pending or, to the Knowledge of Enbridge, threatened against the Enbridge Entities or any of their respective properties or assets before any Government Entity, except as would not, individually or in the aggregate, materially delay or impair the ability of the Enbridge Entities to consummate the transactions contemplated hereby.

3.7	Resident of Canada.

The Enbridge Entities are not “non-residents” of Canada for purposes of the Tax Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ENBRIDGE REGARDING THE CONTRIBUTED

ENTITIES

Except (i) as set forth in the Enbridge Entities Public Record or (ii) as set forth in the Enbridge Entities Disclosure Letter (which disclosure letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure letter relates; provided, however, that any information set forth in one Section or subsection of the Enbridge Entities Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof to which it could reasonably be expected to be pertinent), Enbridge represents and warrants to the Fund Entities as follows:

4.1	Organization and Good Standing.

(a)	Each of the Contributed Entities has been duly organized, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b)	Each of the Contributed Entities is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.2	Authorization.

Each of the Contributed Entities has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents to which any Contributed Entity is or will be a party, the performance of the obligations thereunder and the consummation of the transactions contemplated thereby have been or will be duly authorized by all necessary action of such Contributed Entity. The Transaction Documents to which any of the Contributed Entities is or will be a party have been or will be duly executed and delivered by such Contributed Entities and, assuming the due authorization, execution and delivery of such Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of such Contributed Entities, enforceable against such Contributed Entities in accordance with their terms, subject to the Bankruptcy and Equity Exception.

4.3	Capitalization.

All of the outstanding shares and partnership interests or other equity interests of the Contributed Entities have been duly authorized and are validly issued and are fully paid and non-assessable. Other than pursuant to the Organizational Documents of the Contributed Entities or as expressly provided in this Agreement, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which any of the Contributed Entities are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire or dispose of, any shares or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares or other equity interests, of any of the Contributed Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Organizational Documents of the Contributed Entities, the shares or other equity interests in the Contributed Entities are not subject to any voting trust agreement or similar arrangement relating to the voting of such shares or other equity interests.

4.4	Non-Contravention.

Assuming the receipt of all Regulatory Approvals and the TSX Approval, the execution and delivery by the Enbridge Entities of this Agreement, the execution and delivery by the Enbridge Entities and each Contributed Entity of any Transaction Documents to which it is or will be a party, the performance of their respective obligations pursuant to this Agreement and such Transaction Documents, as applicable, and the consummation of the transactions contemplated hereby will not constitute or result in (a) a violation of the Organizational Documents of any of the Contributed Entities, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of any of the Contributed Entities pursuant to, any Contract to which any Contributed Entity is a party (with or without notice, lapse of time or both) or (c) a breach or violation of, or a default under, any Law to which any Contributed Entity is subject, except, in the case of clauses (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

4.5	Consents and Approvals.

(a)	Except for the Regulatory Approvals and the TSX Approval, no consent, approval, waiver, authorization, notice or filing is required to be obtained by any Contributed Entity from, or to be given by any Contributed Entity to, or to be made by any Contributed Entity with, any Government Entity, in connection with the execution, delivery and performance by the Contributed Entities of any Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	No consent, approval, waiver, authorization, notice or filing is required to be obtained by any Contributed Entity from, or to be given by any Contributed Entity to, or made by any Contributed Entity with, any Person that is not a Government Entity in connection with the execution, delivery and performance by the Contributed Entities of any Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.6	Financial Statements.

(a)	Copies of (i) the audited combined statements of financial position of the Contributed Entities, prepared as though the Contributed Entities were a combined group as of December 31, 2014, and the audited combined statements of comprehensive income, changes in equity and cash flows of the Contributed Entities, prepared as though the Contributed Entities were a combined group for the fiscal years ended December 31, 2014 and (ii) the unaudited combined statements of financial position of the Contributed Entities, prepared as though the Contributed Entities were a combined group as of December 31, 2013, and the unaudited combined statements of comprehensive income, changes in equity and cash flows of the Contributed Entities, prepared as though the Contributed Entities were a combined group for the fiscal years ended December 31, 2013 (the “Annual Financial Statements”), have been made available to EIPLP prior to the execution of this Agreement. The Annual Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the combined financial position and the combined results of operations and combined cash flows of the Contributed Entities, as a group, as of the dates and for the periods presented (except as may be noted therein).

(b)	Copies of the unaudited combined statements of financial position of the Contributed Entities, prepared as though the Contributed Entities were a combined group as of March 31, 2015 and 2014 and the unaudited combined statements of comprehensive income, changes in equity and cash flows of the Contributed Entities, prepared as though the Contributed Entities were a combined group for the three months ended March 31, 2015 and 2014 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”), have been made available to EIPLP prior to the execution of this Agreement. The Interim Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the combined financial position and the combined results of operations and combined cash flows of the Contributed Entities, as a group, as of the dates and for the periods presented (except as may be noted therein).

4.7	Enbridge Entities Disclosure Documents.

Each of EPI and Enbridge has timely filed with the Securities Regulators all forms, reports, schedules, statements and other documents required to be filed by it under Canadian Securities

Laws (collectively, the “Enbridge Entities Disclosure Documents”). The Enbridge Entities Disclosure Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Enbridge Entities Financial Statements”), at the time filed (except to the extent corrected by a subsequently filed Enbridge Entities Disclosure Document filed prior to the date of this Agreement) (a) did not contain any misrepresentation and (b) complied in all material respects with the applicable requirements of Canadian Securities Laws. The Enbridge Entities Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the business of EPI and Enbridge, as applicable, as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. For purposes of this Section 4.7, references to the Enbridge Entities Disclosure Documents filed by Enbridge are limited to the portions of such documents that contain disclosure relating directly to the Contributed Entities and the Contributed Entity Systems.

4.8	Absence of Liabilities.

(a)	The Contributed Entities have no Liabilities required by GAAP to be reflected in a combined balance sheet and no off-balance sheet arrangements, including Capital Lease Obligations but excluding all operating leases that are not Capital Lease Obligations, in each case, other than (i) as of the date of this Agreement and as of Closing, Liabilities that were incurred since December 31, 2014 in the ordinary course of business, (ii) as of the date of this Agreement and as of Closing, Liabilities incurred in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby, (iii) as of the date of this Agreement, Liabilities that have been or will be discharged or paid in full prior to Closing, (iv) as of the date of this Agreement and as of Closing, Liabilities that would not, individually or in the aggregate, be material to the Contributed Entities taken as a whole, (v) as of Closing, Liabilities (including Third Party Indebtedness) incurred after the date hereof and prior to Closing in accordance with Section 6.3 and (vi) as of the date of this Agreement and as of Closing, Liabilities as reflected, reserved against or otherwise disclosed in the Financial Statements.

(b)	Section 4.8 of the Enbridge Entities Disclosure Letter describes all outstanding Third Party Indebtedness of the Contributed Entities as of the date of this Agreement.

(c)	Section 4.8 of the Enbridge Entities Disclosure Letter sets forth the outstanding letters of credit posted by the Enbridge Entities or any of their Affiliates with respect to any Contributed Entity as of the date of this Agreement, which will represent all such outstanding letters of credit at Closing except for any such letters of credit permitted to be arranged after the date hereof and prior to Closing in accordance with Section 6.3.

4.9	Absence of Changes.

Except as contemplated by this Agreement, to the Knowledge of Enbridge, since December 31, 2014 through to the date of this Agreement, (a) the business of each of the Contributed Entities has been conducted in all material respects in the ordinary course of business and (b) there has not occurred any change in the business of the Contributed Entity Systems that, individually or in the aggregate, has had a Material Adverse Effect.

4.10	Material Contracts.

Section 4.10 of the Enbridge Entities Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of the Material Contracts. A true and complete copy of each Material Contract has been made available to EIPLP. Each Material Contract is, in all material respects, a valid and binding obligation of the Contributed Entity that is party thereto and, to the

Knowledge of Enbridge, each other party to such Material Contract. Each Material Contract is, in all material respects, enforceable against the Contributed Entity that is party thereto and, to the Knowledge of Enbridge, each other party to such Material Contract, in accordance with its terms (subject to the Bankruptcy and Equity Exception). None of the Contributed Entities or, to the Knowledge of Enbridge, any other party to a Material Contract, is in default or breach, in any material respect, of a Material Contract and, to the Knowledge of Enbridge, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both).

4.11	Litigation and Claims.

There is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding pending or, to the Knowledge of Enbridge, threatened, and there is no pending investigation of which the Enbridge Entities have received written notice, in each case against the Contributed Entities or any of their properties or assets before any Government Entity, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.12	Compliance with Law; Permits.

(a)	Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Contributed Entities is in compliance with all Laws applicable to it or its business, properties or assets and (ii) subject to Section 4.12(d), the Contributed Entities have, collectively, all Permits required to conduct the business of the Contributed Entities as currently conducted.

(b)	The consummation of the transactions contemplated hereby will not cancel, suspend, terminate or otherwise require modification of any material Permit.

(c)	The Contributed Entities have not received any written notice alleging any material violation under any applicable Law or Permit held by the Contributed Entities and there are no investigations or reviews pending (of which the Enbridge Entities or any of their Affiliates has received written notice or of which Enbridge has Knowledge) or, to the Knowledge of Enbridge, threatened by any Government Entity relating to any alleged violation of Law or the terms of any Permit arising out of operations of the Contributed Entity Systems other than, in each case, claims, investigations or allegations that have been resolved, withdrawn or abandoned.

(d)	The Parties acknowledge that the Systems Under Development are not complete and remain to be developed and built out, and further acknowledge that the Contributed Entities do not hold all Permits that may be required for operation of the Systems Under Development pursuant to such development and build-out.

4.13	Properties.

(a)

Except for (i) Permitted Encumbrances, (ii) property rights terminated or disposed of after January 1, 2015 in the ordinary course of business and (iii) minor imperfections (including gaps, defects and irregularities) of title that would not adversely affect the operation of any liquids pipeline, lateral line, pump, pump station, compression facility, processing facility, storage facility, terminal, wind farm, wind turbine, meteorological tower or transmission line that constitutes part of the Contributed Entity Systems substantially as operated on the date hereof and that can be resolved or rectified by the relevant Contributed Entity in the ordinary course of its normal day-to-day operations and in a manner consistent with its past practices, the Contributed Entities have (A) good and marketable title in fee simple to their owned real properties (other than any Easements), free and clear of all Encumbrances, (B) a valid, binding and enforceable leasehold interest in each of the leased properties used by the Contributed Entities in the conduct of the business as conducted by the Contributed Entities as of the date hereof, free and clear of all Encumbrances, and (C) good title to their material owned personal property, free and clear of all Encumbrances.

(b)	(i) Subject to clause (ii) of this Section 4.13(b), the Contributed Entities have, collectively, such Easements as are necessary for the Contributed Entities to operate the Contributed Entity Systems substantially as operated on the date hereof, except for minor imperfections (including gaps, defects and irregularities) of such Easements as would not adversely affect the operation of any liquids pipeline, lateral line, pump station, compression facility, processing facility, storage facility, terminal, wind farm, meteorological tower or transmission line that constitutes part of the Contributed Entity Systems substantially as operated on the date hereof and that can be resolved or rectified by the relevant Contributed Entity in the ordinary course of its normal day-to-day operations and in a manner consistent with its past practices. (ii) Notwithstanding clause (i) of this Section 4.13(b), the Parties acknowledge that the Systems Under Development are not complete and remain to be developed and built out, and further acknowledge that (A) the Contributed Entities do not own all Easements that may be required for operation of the Systems Under Development pursuant to such development and build-out, and (B) imperfections (including gaps, defects and irregularities) in respect of the Systems Under Development shall not comprise a breach of this Section 4.13(b).

(c)	The real properties owned by the Contributed Entities, the real properties as to which one or more of the Contributed Entities holds a valid leasehold interest, and the real properties as to which one or more of the Contributed Entities holds a valid Easement, collectively constitute all of the real property used for the conduct of the businesses, in all material respects, of the Contributed Entity Systems as conducted by them on the date hereof. The personal properties owned by the Contributed Entities to conduct the operations of the Contributed Entity Systems collectively constitute all of the personal property used for the conduct of the businesses, in all material respects, of the Contributed Entities as conducted by them on the date hereof.

(d)	There is no pending or, to the Knowledge of Enbridge, threatened condemnation of any real property (excluding Easements) owned or leased by any the Contributed Entities by any Government Entity that would materially interfere overall with the conduct of the businesses of the Contributed Entities as conducted by the Contributed Entities as of the date hereof.

(e)	There have been no ruptures or explosions in the Contributed Entity Systems resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such explosions or ruptures have been resolved. The Contributed Entity Systems have been maintained, to the Knowledge of Enbridge, consistent with industry standards, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.14	Environmental Matters.

(a)	The Contributed Entities are, collectively, in compliance with all Environmental Laws applicable to them in the conduct of the business of the Contributed Entity Systems and possess, collectively, all Environmental Permits for the operation of the Contributed Entity Systems as presently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	To the Knowledge of Enbridge, there have been no Releases of any Hazardous Materials from the Contributed Entity Systems or at any of the Contributed Entities’

owned real property that require Remedial Action pursuant to any Environmental Law, except for Releases that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

(c)	The Contributed Entities have not received any written claim, demand, notice of violation or citation notice of potential liability concerning any violation or alleged violation of, or any liability or potential liability under, any applicable Environmental Law (other than any past written claim, demand, notice of violation or citation notice of potential liability that has been resolved, withdrawn or abandoned without any ongoing obligations), except as would not, individually or in the aggregate, have a Material Adverse Effect. The Enbridge Entities have made available to the Fund Entities copies of any written claim, demand, notice of violation or citation notice of potential material liability concerning any material violation or alleged material violation of, or any material liability or potential material liability under, any applicable Environmental Law made since January 1, 2012 of which they have Knowledge, which have not been resolved.

(d)	There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings that are pending or, to the Knowledge of Enbridge, threatened, concerning compliance by the Contributed Entities or liability of the Contributed Entities with any Environmental Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(e)	Except for Ordinary Course Contracts, none of the Contributed Entities has contractually assumed the liabilities of third parties arising pursuant to Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)	The Enbridge Entities have made available to the Fund Entities: (i) a copy of all material environmental reviews, audits, assessments and reports undertaken since January 1, 2012 and in the possession of the Enbridge Entities where a site is known to have environmental impacts; (ii) a copy of all material internal and third party environmental assessments since January 1, 2012 and in the possession of the Enbridge Entities where a mitigation or monitoring condition has not been successfully met or the applicable Enbridge Entity anticipates that it will be unable to meet such condition; and (iii) a table of all material Environmental Permits held by the Contributed Entities for the operation of the Contributed Entity Systems and copies of any such Environmental Permits which have been requested in writing by the Fund Entities.

(g)	Notwithstanding any other representation and warranty in this Article IV, the representations and warranties set forth in this Section 4.14 are the Enbridge Entities’ sole and exclusive representations and warranties regarding environmental matters and, without limiting the rights of the Fund Entities under Section 7.2, after the Closing Time Enbridge’s liability, if any, with respect to Pre-Existing Environmental Issues and the rights and remedies of the Fund Entities in respect thereof shall be governed exclusively by the Environmental Indemnity Agreement.

4.15	Employment Matters.

(a)	As of the Closing Date, none of the Contributed Entities being contributed, directly or indirectly, in whole or in part, to EIPLP will have any employees.

(b)

As of the Closing Date, there will be no employee benefit or compensation plans, programs, agreements or arrangements, including all pension, retirement, welfare, profit-sharing, thrift, savings, deferred compensation, compensation, incentive, equity-based, change in control, employment, retention, severance, retiree benefit, health benefit, fringe benefit, perquisite and similar plans, programs or arrangements sponsored, maintained or required to be sponsored or maintained by the Contributed Entities or to which the Contributed Entities have any liability (contingent or otherwise).

4.16	Tax Matters.

(a)	All material Tax Returns that are required to be filed by or with respect to a Contributed Entity on or before the Closing Date (taking into account any valid extension of time within which to file), have been or will be duly and timely filed on or before the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b)	All Taxes due and payable by or with respect to any Contributed Entity on or before the Closing Date have been or will be fully paid, whether or not shown on any Tax Return, and all deficiencies asserted or assessments or reassessments made with respect to any Tax Returns of the Contributed Entities have been or will be paid in full or have been properly accrued in the Financial Statements and the amount of Taxes accrued in the Financial Statements is adequate, based on the tax rates and Applicable Laws in effect on the Closing Date, to satisfy all liabilities of the Contributed Entities for such Taxes.

(c)	No material discussion, examination, audit, claim, assessment, levy or administrative or judicial proceeding regarding any of the Tax Returns described in Section 4.16(a) or any Taxes of or with respect to any Contributed Entity are currently in progress, pending or have been proposed in writing or, to the Knowledge of Enbridge, have been threatened.

(d)	No waivers or extensions of statutes of limitations have been given or requested in writing with respect to the collection or assessment of any material amount of Taxes of or with respect to any of the Contributed Entities or any material Tax Returns of or with respect to any of the Contributed Entities.

(e)	No Contributed Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any reserve claimed under the Tax Act or any applicable provincial legislation for any amount which otherwise would have been included in, or excluded from any item of deduction from, the computation of income of the Contributed Entity for any period ending on or before the Closing Date.

(f)	There are no Encumbrances other than Permitted Encumbrances on any of the assets of the Contributed Entities that arose in connection with any failure (or alleged failure) to pay or remit any Tax.

(g)	No provincial, territorial, state, local or non-Canadian jurisdiction in which any of the Contributed Entities has not filed Tax Returns has asserted that any of the Contributed Entities is or was required to file a Tax Return in such jurisdiction.

(h)

Each Contributed Entity has duly and timely withheld, collected and remitted all material Taxes required to have been withheld, collected and remitted by such Contributed Entity, including Taxes and other amounts required or permitted to be withheld or collected by the Contributed Entity in respect of any amount paid or credited or deemed to be paid or credited by the Contributed Entity to or for the account of any Person, including any present or former employees, officers or directors, independent contractors, creditors, partners, third parties and any Persons who are non-residents of Canada for the purpose of the Tax Act.

(i)	No Contributed Entity is a party to, is bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding.

(j)	The shares of EPI that form part of the Contributed Equity Interests are “capital property” to IPL and the shares of Athabasca that form part of the Contributed Equity Interests are “capital property” to Enbridge, in each case as defined in section 54 of the Tax Act.

(k)	The statements and facts described or to be described in the Tax Rulings constitute or will constitute a complete and accurate disclosure of all of (i) the facts that are relevant to the Tax Rulings; (ii) the proposed transactions described or to be described in the Tax Rulings; and (iii) the purposes of the proposed transactions described or to be described in the Tax Rulings.

(l)	Notwithstanding any other representation and warranty in this Article IV, the representations and warranties set forth in this Section 4.16 are the Enbridge Entities’ sole and exclusive representations and warranties regarding Tax matters.

4.17	Compliance.

The Contributed Entities are in compliance with the provisions of all applicable rules, regulations, orders, certificates and tariffs of the NEB and any provincial or territorial public utility commission having jurisdiction over any of the Contributed Entities’ businesses, operations or assets, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each Contributed Entity has duly filed all material tariffs, forms and reports required to be filed by or with respect to such Contributed Entity with the NEB and any provincial or territorial public utility commission having jurisdiction over any of the Contributed Entities’ businesses, operations or assets, except as would not, individually or in the aggregate, have a Material Adverse Effect, and such material tariffs, forms and reports have been prepared in accordance with applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, there are no investigations or audits by the NEB or any provincial or territorial utility commission pending (of which Enbridge or any of its Affiliates has received written notice or has Knowledge), or, to the Knowledge of Enbridge, threatened relating to the Contributed Entities’ businesses, operations, assets, rates, tariffs or services that have not been resolved, withdrawn or abandoned.

4.18	Insurance.

(a)	Enbridge maintains policies of property and casualty insurance insuring the properties, assets and/or operations of the Contributed Entities (other than the Wind Entities) (collectively, the “Enbridge Policies”) with policy limits, coverage provisions, deductibles, waiting periods and other provisions that a reasonably prudent operator of similar assets would maintain and all the Enbridge Policies are in full force and effect. All premiums payable under the Enbridge Policies have been or will be paid in a timely manner and Enbridge (and to the extent applicable, the Contributed Entities other than the Wind Entities) have complied in all material respects with the terms and conditions of all the Enbridge Policies.

(b)

To the Knowledge of Enbridge, [Name of commercial counterparty redacted for confidentiality reasons] maintains policies of property and casualty insurance insuring the properties, assets and/or operations of the Wind Entities on its own behalf and on behalf of Enbridge and its applicable Affiliates as co-owners of the Wind Entities (collectively, the “Wind Entities Policies”) with policy limits, coverage provisions, deductibles, waiting periods and other provisions that a reasonably prudent operator of similar assets would maintain and, to the Knowledge of Enbridge, the Wind Entities Policies are in full force and effect. To the Knowledge of Enbridge, all premiums payable under the Wind Entities Policies have been or will be paid in a timely manner and, to the Knowledge of Enbridge, [Name of commercial counterparty redacted for confidentiality reasons] (and to the extent applicable, the Wind Entities) have complied in all material respects with the terms and conditions of all the Wind Entities Policies.

(c)	None of Enbridge or the Contributed Entities (other than the Wind Entities) is in default in any material respect under any provisions of the Enbridge Policies. No notice of cancellation of, or indication of an intention not to renew, has been received with respect to any of the Enbridge Policies. Such Enbridge Policies are sufficient for compliance with the minimum stated requirements under all Material Contracts to which any of the Contributed Entities (other than the Wind Entities) is a party. To the Knowledge of Enbridge, none of [Name of commercial counterparty redacted for confidentiality reasons] or the Wind Entities is in default in any material respect under any provisions of the Wind Entities Policies. To the Knowledge of Enbridge, no notice of cancellation of, or indication of an intention not to renew, has been received with respect to any of the Wind Entities Policies. To the Knowledge of Enbridge, such Wind Entities Policies are sufficient for compliance with the minimum stated requirements under all Material Contracts to which any of the Wind Entities is a party.

(d)	Section 4.18 of the Enbridge Entities Disclosure Letter sets forth a list, from January 1, 2012: (i) of all events noticed by or on behalf of the Contributed Entities (other than the Wind Entities) with Enbridge’s property insurance, potential losses in respect of which may exceed [Dollar amount redacted as being commercially sensitive], and events noticed by or on behalf of the Contributed Entities (other than the Wind Entities) with Enbridge’s third-party general liability insurance, potential losses in respect of which may exceed [Dollar amount redacted as being commercially sensitive], in each case relating to the Contributed Entity Systems (other than the Contributed Entity Systems owned, directly or indirectly, by the Wind Entities), without respect to any deductible or retention, and whether or not an insurance claim was filed with the applicable insurer; and (ii) of all events noticed by or on behalf of the Wind Entities of which Enbridge has Knowledge, with [Name of commercial counterparty redacted for confidentiality reasons] property insurance, potential losses in respect of which may exceed [Dollar amount redacted as being commercially sensitive], and events noticed by or on behalf of the Wind Entities of which Enbridge has Knowledge, with [Name of commercial counterparty redacted for confidentiality reasons] third-party general liability insurance, potential losses in respect of which may exceed [Dollar amount redacted as being commercially sensitive], in each case relating to the Contributed Entity Systems owned, directly or indirectly, by the Wind Entities, without respect to any deductible or retention, and whether or not an insurance claim was filed with the applicable insurer.

4.19	No Brokers or Finders.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Enbridge Entities or any of their Affiliates who is entitled to any fee or commission from the Contributed Entities in connection with the transactions contemplated hereby for which the Fund Entities, any of their Affiliates or the Contributed Entities would be liable.

4.20	No Other Business.

Except with respect to any Excluded Assets, none of the Contributed Entities has engaged in any material respect in any business other than the business of the construction, ownership, operation, and maintenance of (i) pipelines, lateral lines, pumps, pump stations, compression facilities, processing facilities, storage facilities, terminals and other related assets and (ii) wind farms, wind turbines, meteorological towers, transmission lines and other related assets.

4.21	Intellectual Property.

(a) Each of the Contributed Entities owns or has the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted, (b) no third party has asserted in writing against any Contributed Entity a claim that any Contributed Entity is infringing on any material Intellectual Property of such third party and (c) to the Knowledge of Enbridge, no third party is infringing on any material Intellectual Property owned by any of the Contributed Entities.

4.22	Transactions with Affiliates.

At Closing, and except for agreements entered into pursuant to the transactions contemplated by this Agreement, there will be no Contracts between any of the Contributed Entities, on the one hand, and the Enbridge Entities or any Affiliate of the Enbridge Entities (other than the Contributed Entities), on the other hand.

4.23	Full Disclosure

Enbridge has no Knowledge of any event, transaction or information that could reasonably be expected to have a Material Adverse Effect and that has not been disclosed to EIPLP in writing or set forth in the Enbridge Entities Disclosure Documents.

4.24	No Other Representations or Warranties.

Except for the representations and warranties contained in Article III and this Article IV, none of the Enbridge Entities or any of their respective Affiliates, any of their respective shareholders, partners, fiduciaries or Representatives, or any other Person, has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to any of the Contributed Entities, their respective Affiliates, the Contributed Entity Systems, the Contributed Equity Interests, this Agreement, the other Transaction Documents or the transactions contemplated hereby. Except for the representations and warranties contained in Article III and this Article IV, each Enbridge Entity disclaims, on behalf of itself and its Affiliates, (a) any other representations or warranties, whether made by an Enbridge Entity or any of their respective Affiliates or their respective shareholders, partners, fiduciaries or Representatives or any other Person and (b) all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished. None of the Enbridge Entities or any of their respective Affiliates, any of their respective shareholders, partners, fiduciaries or Representatives or any other Person has made or is making any representations or warranties to the Fund Entities or any other Person regarding the probable successor profitability of the Contributed Entities (whether before or after Closing), including regarding the possibility or likelihood of any action, application, challenge, claim, proceeding or review, regulatory or otherwise, including, in each case, in respect of rates, or any particular result or outcome therefrom, or the possibility or likelihood of the occurrence of any environmental condition, Release or hazard, or any mechanical or technical issue, problem or failure, or of any interruption in service, or of any increase, decrease or plateau in the volume of product or service, or revenue derived therefrom, or of the possibility, likelihood or potential outcome of any complaints, controversies or disputes with respect to existing or future customers or suppliers, in each case, related to any of the Contributed Entities or the Contributed Entity Systems.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE FUND ENTITIES

Except as set forth in the Fund Entities Disclosure Letter (which disclosure letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such disclosure letter relates; provided, however, that any information set forth in one Section or subsection of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which it could reasonably be expected to be pertinent), each Fund Entity severally but not jointly represents and warrants to the Enbridge Entities with respect to itself as follows:

5.1	Organization and Qualification.

Such Fund Entity has been duly organized, is validly existing and is in good standing under the Laws of the Province of Alberta.

5.2	Authorization.

Such Fund Entity has all requisite corporate, trust or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and such other Transaction Documents, the performance of such Fund Entity’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been or will be duly authorized by all necessary action of such Fund Entity. This Agreement and such other Transaction Documents to which such Fund Entity is or will be a party have been or will be duly executed and delivered by such Fund Entity and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of such Fund Entity, enforceable against such Fund Entity in accordance with their terms, subject to the Bankruptcy and Equity Exception.

5.3	Non-Contravention.

Assuming the receipt of all Regulatory Approvals and the TSX Approval, the execution and delivery by such Fund Entity of this Agreement and each Transaction Document to which it is or will be a party, the performance of the obligations of such Fund Entity pursuant to this Agreement and each such Transaction Document and the consummation of the transactions contemplated hereby will not constitute or result in (a) a violation of the Organizational Documents of such Fund Entity, (b) a breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of such Fund Entity pursuant to, any Contract to which such Fund Entity is a party (with or without notice, lapse of time or both) or (c) a breach or violation of, or a default under, any Law to which such Fund Entity or any of its Affiliates is subject, except, in the case of clauses (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

5.4	Consents and Approvals.

Except for the Regulatory Approvals and the TSX Approvals, no consent, approval, waiver, authorization, notice or filing is required to be obtained by such Fund Entity or any of its Affiliates from, or to be given by such Fund Entity or any of its Affiliates to, or to be made by such Fund Entity or any of its Affiliates with, any Government Entity, in connection with the execution, delivery and performance by such Fund Entity of this Agreement or the Transaction Documents to which such Fund Entity is or will be a party and the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.5	Litigation and Claims.

As of the date hereof, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to the Knowledge of such Fund Entity, threatened, against such Fund Entity or any of its properties or assets before any Government Entity except as would not, individually or in the aggregate, prevent or materially impair or delay the ability of such Fund Entity to consummate the transactions contemplated hereby.

5.6	No Brokers or Finders.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Fund Entity who is entitled to any fee or commission from such Fund Entity in connection with the transactions contemplated hereby for which an Enbridge Entity or any of its Affiliates would be liable.

5.7	Issuance of Unit Consideration.

Upon issuance, the Unit Consideration, the Class E Unit forming part of the IPL Unit Consideration and the Special Interest Rights will be duly authorized, validly issued and outstanding, and will have been issued free of pre-emptive rights in compliance with Laws. Upon issuance, the Unit Consideration, the Class E Unit forming part of the IPL Unit Consideration and the Special Interest Rights will be fully paid (to the extent required by the EIPLP Partnership Agreement) and non-assessable. Upon consummation of Closing, the Enbridge Entities will acquire good and valid title to the Unit Consideration, the Class E Unit forming part of the IPL Unit Consideration and the Special Interest Rights, in each case free and clear of any Encumbrances other than transfer restrictions imposed thereon by Canadian Securities Laws or arising under the EIPLP Partnership Agreement.

5.8	Fund Entities Disclosure Documents.

Each of EIFH and the Fund have timely filed with the Securities Regulators all forms, reports, schedules, statements and other documents required to be filed by it under Canadian Securities Laws (collectively, the “Fund Entities Disclosure Documents”). The Fund Entities Disclosure Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Fund Entities Financial Statements”), at the time filed (except to the extent corrected by a subsequently filed Fund Entities Disclosure Document filed prior to the date of this Agreement) (a) did not contain any misrepresentation and (b) complied in all material respects with the applicable requirements of Canadian Securities Laws. The Fund Entities Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the business of EIFH and the Fund, as applicable, as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

5.9	Tax Matters.

EIPLP is a “Canadian partnership” as defined in subsection 102(1) of the Tax Act.

5.10	Independent Investigation; No Other Representations or Warranties.

Such Fund Entity acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Fund Entity has relied solely on (a) the basis of its own independent investigation of the Contributed Entities and the Contributed Entity Systems, the Contributed Entity Systems’ components and the risks related thereto and (b) upon the express written representations, warranties and covenants in this Agreement. Without limiting the foregoing, such Fund Entity expressly acknowledges the provisions set forth in Section 4.24. Except for the representations and warranties contained in this Article V, neither such

Fund Entity nor any of its shareholders, unitholders, partners, trustees or Representatives or any other Person, as applicable, has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to such Fund Entity, or its businesses, the Unit Consideration, this Agreement, the other Transaction Documents to which such Fund Entity is or will be a party or the transactions contemplated hereby. Except for the representations and warranties contained in this Article V, (i) such Fund Entity disclaims any other representations or warranties, whether made by such Fund Entity, any of its shareholders, unitholders, partners, trustees or Representatives or any other Person, as applicable, and (ii) such Fund Entity disclaims all Liabilities and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Enbridge Entities or their respective Affiliates.

ARTICLE VI

COVENANTS

6.1	Access and Information.

(a)	From the date hereof until the Closing Date, subject to any applicable Law and subject to any applicable privileges (including solicitor-client privilege), trade secrets and contractual confidentiality obligations, upon reasonable prior notice, the Enbridge Entities shall afford (or cause to be afforded to) the Fund Entities and their Representatives reasonable access, during normal business hours, to the books and records, offices and properties of the Contributed Entities, furnish (or cause to be furnished) to the Fund Entities such additional financial and operational data and other information regarding the Contributed Entities as the Fund Entities may from time to time reasonably request, and make reasonably available (or cause to be made reasonably available) to the Fund Entities any employees whose assistance and expertise is necessary, in each case, in connection with the Fund Entities’ preparation to integrate the Contributed Entities into the Fund Entities’ organization following Closing. Any such access or requests shall (i) be supervised by such Persons as may be designated by the Enbridge Entities and (ii) be conducted in such a manner so as not to interfere with any of the businesses or operations of any Enbridge Entity, any of the Contributed Entities or any of their respective Affiliates and shall not contravene any applicable Law. Each of the Fund Entities further agrees to comply fully with all rules, regulations and instructions issued by the Enbridge Entities or any of their respective Affiliates or other Persons in respect of such Fund Entity’s or its Representatives’ actions while upon, entering or leaving any properties of the Enbridge Entities, any Contributed Entity or any of their respective Affiliates.

(b)	From and after Closing, to the extent in connection with any reasonable business purpose of the Enbridge Entities or their Affiliates relating to a Contributed Entity including (i) in response to the request or at the direction of a Government Entity, (ii) the preparation of Tax Returns or other documents related to Tax matters and (iii) the determination of any matter relating to the rights or obligations of the Enbridge Entities and their Affiliates under this Agreement or any other Transaction Document, including matters contemplated by Section 2.6, subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, each of the Fund Entities shall (A) afford the Enbridge Entities and their respective Representatives reasonable access, during normal business hours, to the books, data, files, information and records of the Fund Entities and their Affiliates in respect of such Contributed Entity (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters), (B) furnish to the Enbridge Entities such additional financial and other information regarding such Contributed Entity as the Enbridge Entities may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (C) make available to the Enbridge Entities the employees of such Fund Entity and its Affiliates (or, if applicable, any manager or operator) whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Enbridge Entities, their Affiliates and their respective Representatives in connection with such Persons’ inquiries for any of the purposes referred to in this Section 6.1(b); provided, however, that such access or request shall not unreasonably interfere with the business or operations of such Fund Entity or any of its Affiliates.

(c)	Effective immediately prior to Closing, each of the Contributed Entities shall be deemed to have irrevocably relinquished in favour of Enbridge or, if directed by Enbridge, any Affiliate of Enbridge, any and all right, title or benefit to any privileged information, document, communication or other advice relating in any way to the transactions contemplated hereby, the negotiation thereof and the matters which are the subject of representations, warranties and covenants herein (collectively, “Excluded Privileged Communications”), including any Excluded Privileged Communications in which such Contributed Entity and Enbridge or any Affiliate of Enbridge have a common interest and any right to exercise or waive privilege over any Excluded Privileged Communications. Nothing in this Section 6.1(c) shall affect the right of EIPLP to pursue recourse in accordance with the provisions hereof without utilizing or relying on Excluded Privileged Communications in the event of a breach of a representation, warranty or covenant hereunder.

6.2	Books and Records.

The Enbridge Entities and their respective Affiliates shall have the right to retain (i) all Excluded Privileged Communications, (ii) copies of all books and records and all Tax Returns and other information and documents relating to Tax matters of each Contributed Entity, in each case, relating to periods ending on or prior to the Closing Date or which include the Closing Date (A) as required by any Government Entity, including any applicable Law or regulatory request, (B) as may be necessary for the Enbridge Entities and their respective Affiliates to perform their respective obligations pursuant to this Agreement and the other Transaction Documents or (C) as may be necessary for any other bona fide purpose of the Enbridge Entities, in each case subject to compliance in all material respects with applicable Laws, and (iii) all data room materials and all books and records prepared in connection with the transactions contemplated hereby, including (A) any books and records that may be relevant in connection with the defense of disputes arising under this Agreement or (B) financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of any of the Contributed Entities. The Enbridge Entities shall preserve or cause the preservation of all such documents in respect of each Contributed Entity for a period of at least six years after the Closing Date. After the expiration of such six-year period, before the Enbridge Entities may dispose or allow the disposal of any such documents, EIPLP shall be given at least 90 days’ prior notice to such effect and shall be given an opportunity, at its own cost and expense, to remove and retain all or any of such documents as it may select.

6.3	Conduct of Business of the Contributed Entities.

(a)	Except as otherwise contemplated or permitted by this Agreement, the Enbridge Entities shall, and shall cause, each Contributed Entity, to:

(i)	conduct the business of such Contributed Entity and that part of the Contributed Entity Systems owned or operated by such Contributed Entity in the ordinary course of business; and

(ii)	use its commercially reasonable efforts to preserve intact the business of such Contributed Entity and that part of the Contributed Entity Systems owned or operated by such Contributed Entity and its relationships with its material customers, material suppliers and material creditors.

(b)	Subject to applicable Law, in respect of each Contributed Entity, during the period from the date of this Agreement to the earlier of the Closing Date and the time that this Agreement is terminated in accordance with its terms, except:

(i)	as otherwise contemplated by this Agreement or as necessary to effectuate the transactions contemplated hereby;

(ii)	for matters identified in Section 6.3 of the Enbridge Entities Disclosure Letter;

(iii)	for the Enbridge Entities Pre-Closing Transactions;

(iv)	for cash dividends and other distributions by any Contributed Entity to the holders of its equity interests;

(v)	in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters;

(vi)	for the incurrence or entering into of any Hedging Arrangements in the ordinary course;

(vii)	for the incurrence of Indebtedness in the ordinary course, including obligations under existing credit agreements, as amended, renewed or replaced, and issuing, renewing or replacing commercial paper under existing commercial paper programs, as amended, renewed or replaced;

(viii)	for any act or omission to act undertaken in the ordinary course of business of such Contributed Entity (including as provided above in this Section 6.3); and/or

(ix)	as EIPLP otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned),

(any and all of which shall be permitted notwithstanding Sections 6.3(b)(x) to (xxiii) below) the Enbridge Entities shall cause each Contributed Entity not to:

(x)	sell, lease, license, transfer or dispose of, or acquire, any assets except pursuant to the terms of a Material Contract;

(xi)	terminate, materially extend or materially modify any Material Contract;

(xii)	enter into a Contract (A) that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than Contracts permitted by any other clause of this Section 6.3) or (B) with Enbridge or any of its Affiliates;

(xiii)	amend (including by merger, consolidation or conversion) any of the Organizational Documents of such Contributed Entity;

(xiv)

issue, sell, pledge, transfer, dispose of, or create any Encumbrance (other than Permitted Encumbrances or Encumbrances that will be discharged prior to Closing) on, the shares, equity interests or other securities of such Contributed Entity, or securities convertible into or exchangeable for any shares, equity interests or other securities of such

Contributed Entity, or any rights, warrants, options, calls or commitments to acquire any such shares, equity interests or other securities of such Contributed Entity;

(xv)	create or assume any Encumbrance, other than Permitted Encumbrances;

(xvi)	split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any of its equity interests;

(xvii)	settle any proceeding (other than one relating to Taxes, which shall be governed by clause (xxii)) against such Contributed Entity unless such settlement (A) requires payment and the aggregate amount of settlement payments made by all of the Contributed Entities is less than [Dollar amount redacted as being commercially sensitive], including such payment, (B) involves the unconditional release of such Contributed Entity with respect to the subject matter of the proceeding and (C) does not impose any material obligations on the business or operations of such Contributed Entity after Closing;

(xviii)	merge or consolidate with any Person, other than another Contributed Entity, convert to another form of entity or transfer or continue into another jurisdiction of organization or make a loan or extend credit to any Person (other than extensions of credit to customers or intercompany loans made between Contributed Entities);

(xix)	purchase any assets or business of, or equity interests in or make an investment in, any Person, except for such purchases and investments by all of the Contributed Entities in an aggregate amount not in excess of [Dollar amount redacted as being commercially sensitive];

(xx)	adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(xxi)	make any material change in any of its financial accounting methods and practices, except as required by Law or changes in GAAP;

(xxii)	(A) make a change in its accounting or Tax principles, methods or policies, (B) except for an election under section 191.3 of the Tax Act between Enbridge and EPI in respect of the 2014 taxation year, make any new Tax election or change or revoke any existing Tax election, (C) settle or compromise any Tax liability or refund, (D) file any amended Tax Return or claim for refund, or (E) enter into any agreement affecting any Tax liability or refund, in the case of any of the foregoing, which are or could reasonably be expected to be material to the business, financial condition or the results of operations of the Contributed Entities as a whole, except in each case for any actions relating to Pre-Closing Periods or Straddle Periods and for which Enbridge has provided indemnification to EIPLP hereunder; or

(xxiii)	authorize or enter into any binding agreement or commitment with respect to any of the foregoing.

(c)

In respect of any assets of any Contributed Entity that are not wholly-owned, directly or indirectly, by such Contributed Entity, the Enbridge Entities shall not be obligated to cause (or prevent, as applicable) the occurrence of the matters set forth in Section 6.3(b) with respect to such assets except to the extent that the Enbridge Entities or any of their Affiliates has the power and authority, pursuant to any Contract, to cause (or prevent, as applicable) the occurrence of such matters.

6.4	Mutual Covenants.

Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Closing Date and the time that this Agreement is terminated in accordance with its terms:

(a)	it shall use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to complete the transactions contemplated hereby, including using its reasonable commercial efforts to promptly (i) obtain all necessary waivers, consents and approvals required to be obtained by it from parties to loan agreements, leases and other Contracts, (ii) obtain all necessary exemptions, consents, approvals and authorizations as are required to be obtained by it under all applicable Laws, (iii) effect all necessary registrations and filings and submissions of information requested by Government Entities required to be effected by it in connection with the transactions contemplated hereby, (iv) fulfill all conditions and satisfy all provisions of this Agreement and (v) co-operate with the other Parties in connection with the performance by the other Parties of their obligations hereunder; and

(b)	it shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the transactions contemplated herein.

6.5	Regulatory Approvals.

(a)	Subject to and in accordance with the provisions of this Section 6.5, Enbridge and EIPLP shall use commercially reasonable efforts to obtain (and shall cooperate fully with the other in obtaining) as promptly as practicable (and in any event no later than the Outside Date) the Regulatory Approvals, the TSX Approval and all other authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of all Government Entities that may be or may become reasonably necessary, proper or advisable under this Agreement, any of the other Transaction Documents or applicable Laws to consummate and make effective the transactions contemplated hereby (collectively, the “Transaction Approvals”). Without limiting the generality of the foregoing: (i) Enbridge and EIPLP and their respective legal counsel shall be given a reasonable opportunity to review and comment on any proposed submissions in respect of any Transaction Approvals, and reasonable consideration shall be given to any comments made by such Party and its legal counsel; (ii) each of Enbridge and EIPLP shall promptly notify the other of any communication from any applicable Government Entity and shall permit the other or its legal counsel, as appropriate, to review in advance any proposed communication with such Government Entity; (iii) neither Enbridge nor EIPLP shall participate in any meeting with any Government Entity in connection with its review of the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Government Entity, provides the other Party the opportunity to attend and participate thereat; and (iv) neither Enbridge nor EIPLP will take any action that would have the effect of delaying, impairing or impeding the receipt of any of the Transaction Approvals.

(b)	Notwithstanding Section 6.5(a), competitively sensitive information and information as to valuation of a Party may be redacted as necessary before sharing with another Party; provided that in the case of competitively sensitive information, unredacted copies are shared on a privileged basis with the other Party’s external legal counsel on the condition that such counsel does not disclose it to directors or employees of that Party other than as approved in writing by the disclosing Party, such approval not to be unreasonably withheld, conditioned or delayed.

(c)	Enbridge and EIPLP shall each be responsible for and pay one half of all filing fees in connection with the Transaction Approvals (other than fees relating to the TSX Approval).

6.6	Letters of Credit and Other Credit Support.

(a)	As used in this Section 6.6, “Credit Support” means all bonds, guarantees and similar instruments or agreements (other than letters of credit or guarantee issued by a financial institution (“Letters of Credit”)) posted, provided or entered into by any of the Enbridge Entities or by any of the Fund Entities with respect to any obligation of any of the Contributed Entities, whether before or after Closing, and “Credit Support Provider” means the Person who has posted, provided or entered into the agreement creating the applicable Credit Support.

(b)	Within 30 days after the Closing Date, the Fund shall obtain, or cause to be obtained, replacement Letters of Credit with respect to those Letters of Credit posted by an Enbridge Entity or an Affiliate thereof with respect to the Contributed Entities and identified in Section 6.6(b) of the Enbridge Entities Disclosure Letter (each a “Transferred Letter of Credit”) and such section of the Enbridge Entities Disclosure Letter shall be updated by Enbridge prior to the Closing Date. The Enbridge Entities shall, and shall cause their Affiliates to, provide reasonable cooperation to the Fund in connection with the Fund’s efforts to obtain replacements for such Transferred Letters of Credit pursuant to this Section 6.6(b). The Fund acknowledges that, after Closing, none of the Enbridge Entities shall have any obligation to provide Letters of Credit with respect to any obligation of any of the Contributed Entities.

(c)	If and whenever any Credit Support posted, provided or entered into by any Enbridge Entity or any Affiliate thereof prior to the Closing Date (each a “Pre-Closing Credit Support”) is or is proposed to be terminated or substituted or is scheduled to expire, the applicable Enbridge Entity may, but shall not be obligated to, extend, renew or replace such Pre-Closing Credit Support. If such Enbridge Entity elects not to extend, renew or replace such Pre-Closing Credit Support or elects to exercise a right of substitution or termination with respect thereto, any Fund Entity may elect to provide replacement Credit Support, and the Enbridge Entities shall provide reasonable cooperation in connection with any efforts to do so. The Fund acknowledges that none of the Enbridge Entities shall have any obligation to provide any new Credit Support that the Contributed Entities may require after Closing.

(d)	EIPLP shall, or shall cause the applicable Contributed Entity to, indemnify and hold harmless the relevant Credit Support Provider against any Losses or Liabilities arising from or relating to any claim or demand being made under or pursuant to any Pre-Closing Credit Support or Transferred Letter of Credit.

6.7	Tax Matters.

(a)	Tax Indemnity by Enbridge; Refunds. Enbridge shall be liable for and indemnify the EIPLP Indemnified Parties for (i) Taxes for which each Contributed Entity may be liable for any taxable year or period that begins and ends before the Closing Date (a “Pre-Closing Period”) and, with respect to any taxable year or period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of such taxable year or period ending immediately before the start of the Closing Date, including any such Taxes for which the relevant Contributed Entity may be liable as a transferee or successor and (ii) any Taxes imposed on or with respect to any Contributed Entity as a result of the Enbridge Entities Pre-Closing Transactions, the Enbridge Pre-Execution Transactions or the transactions described or to be described in the Tax Rulings except as provided in Section 6.7(a) of the Enbridge Entities Disclosure Letter; provided, however, Enbridge’s liability for Taxes hereunder shall (iii) include Taxes payable by a Contributed Entity for a period beginning on or after the Closing Date which arise as a result of a transaction or event that occurred during a Pre-Closing Period (other than during a portion of a Straddle Period ending immediately before the start of the Closing Date) or a reserve claimed under the Tax Act, or any applicable provincial legislation, for any Pre-Closing Period and which results in a reduction in any of the Contributed Entity’s loss carry-forward balances or other tax pools or tax credits on or after the Closing Date calculated on the basis of the applicable federal and provincial corporate income tax rates in effect for the year in which the reduction is made, (iv) include Taxes payable by a Contributed Entity for a period beginning on or after the Closing Date (including the portion of a Straddle Period beginning at the start of the Closing Date) on an amount included in computing the taxable income of the Contributed Entity for such period as a result of a reserve claimed under the Tax Act, or any applicable provincial legislation, for any period ending before the Closing Date (including the portion of a Straddle Period ending immediately before the start of the Closing Date) except to the extent the amount of such reserve was taken into account in determining Enbridge’s liability for Taxes of a Contributed Entity under clause (iii) of this Section 6.7(a) and (v) be reduced to take into account the amount of any such Taxes taken into account in determining the relevant Contributed Entity’s Financial Statements Current Liabilities. To the extent any of the Taxes described in the previous sentence gives rise to any Tax deduction or Tax credit for any EIPLP Indemnified Party, the amount which shall be payable pursuant to this Section 6.7(a) shall be determined in accordance with the principles set forth in Section 9.8(c). Enbridge shall be entitled to any refund of Taxes of a Contributed Entity received for any Pre-Closing Period of such Contributed Entity and, with respect to any Straddle Period of such Contributed Entity, for the portion of such taxable year or period ending immediately before the start of the Closing Date, except to the extent such refund of Taxes arises as a result of carry-back of a loss or credit from a taxable year or period of a Contributed Entity beginning after the Closing Date or, in the case of a Straddle Period of such Contributed Entity, for the portion of such taxable year or period starting on the Closing Date; provided, however, Enbridge’s entitlement to a refund of Taxes hereunder shall be reduced to take into account (i) the amount of any such refund of Taxes taken into account in determining the relevant Contributed Entity’s Financial Statements Current Assets and (ii) the amount of any Taxes payable by the Contributed Entity on such refund of Taxes (with the Taxes being computed based on the applicable federal, state and provincial corporate income tax rates in effect for the year in which the refund is received). With respect to any Tax, this indemnity, and to the extent the indemnity in Section 9.2(a)(iii) covers the subject matter of this Section 6.7, that indemnity, shall survive until the date that is 90 days after the expiration of the applicable statute of limitations with respect thereto (taking into account any extensions or waivers thereof).

(b)

Computation of Tax Liabilities. For purposes of Section 6.7(a), whenever it is necessary to determine the portion of any Taxes of a Contributed Entity for a Straddle Period that is allocable to the portion of such taxable year or period ending immediately before the start of the Closing Date, the determination shall be made, (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, rateably on a per diem basis, (ii) in the case of any Taxes imposed pursuant to the Tax Act or any similar provincial legislation, based on the assumption that the Straddle Period for the relevant Contributed Entity was a taxation year or fiscal period that ended immediately before the start of the Closing Date in which the relevant Contributed Entity deducted the maximum amounts available to it under applicable Law in calculating its income or taxable income in respect of such notional taxation year or fiscal period and (iii) in the case of any other Taxes, based on an interim closing of the books of the relevant Contributed Entity as of the time which is immediately before the start of the Closing Date; provided that any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on the Closing Date before the Closing shall be deemed for the purposes of Section 6.7(a) to have taken place or arisen on the day immediately prior to the Closing Date and the Enbridge Entities Pre-Closing Transactions and the Enbridge Pre-Execution Transactions shall be deemed to have taken place prior to the Closing.

(c)	Tax Treatment of Tax Indemnity Payments. Any payment by Enbridge under Section 6.7(a) will be an adjustment to the Cash Consideration for Tax purposes, to the maximum extent permitted by applicable Law. To the extent the payments made by Enbridge under Section 6.7(a) cannot be treated as adjustments to the Cash Consideration they will be treated as contributions of capital to EIPLP by Enbridge for which no additional units of EIPLP will be issued and no adjustment to the “Capital Contribution” (as that term is used in the EIPLP Partnership Agreement) of any unit of EIPLP shall result from any such contribution of capital.

(d)	Transfer Taxes. All excise, sales, use, gross receipts, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, together with any interest, additions or penalties with respect thereto, arising out of or in connection with, or resulting directly from, the transactions contemplated hereby (“Transfer Taxes”), shall be borne one-half by the Enbridge Entities and one-half by the applicable Fund Entities. The Enbridge Entities and the applicable Fund Entities shall cooperate in preparing and timely filing with the required Tax Authorities all Tax Returns for or with respect to such Transfer Taxes.

(e)	Cooperation with Respect to Taxes. After Closing, the Enbridge Entities and the Fund Entities shall cooperate in good faith in respect of any Tax matters relating to the Contributed Entities (including Tax audits, Tax Return preparations, and Tax Return filings) and keep each other reasonably informed about such matters on a timely basis. From and after Closing, neither the Fund Entities nor any of their Affiliates (nor any Contributed Entities) shall agree to settle any Tax claim in respect of a Contributed Entity that may be the subject of indemnification by Enbridge under Section 6.7(a) without the prior written consent of Enbridge, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)	Amendments, Etc.

(i)

Except as required by applicable Law, neither the Fund Entities nor their Affiliates (nor any Contributed Entities) shall (A) re-file or amend any Tax Returns of any Contributed Entity for any Pre-Closing Period or for any Straddle Period of that Contributed Entity without the prior written consent of Enbridge, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) request an audit by any Tax Authority that may result in an assessment for any Pre-Closing Period or a Straddle Period of a Contributed Entity without the prior written consent of Enbridge, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, Enbridge shall not be liable for indemnification for any Taxes that arise as a direct result of a breach by the Fund Entities of the covenants contained in this Section 6.7(f)(i).

(ii)	Except as required by applicable Law, neither the Enbridge Entities nor any of their Affiliates shall (A) re-file or amend any Tax Returns of any Contributed Entity without the prior written consent of EIPLP, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) request an audit by any Tax Authority that may result in an assessment of a Contributed Entity without the prior written consent of EIPLP, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, the Fund Entities shall not be liable for indemnification for any Taxes that arise as a direct result of a breach by the Enbridge Entities of the covenants contained in this section 6.7(f)(ii).

(g)	Except as contemplated in Sections 2.5(c) and 6.7(b), nothing in this Section 6.7 shall be interpreted as entitling Enbridge, or requiring the Fund Entities or a Contributed Entity, to use any capital losses, non-capital losses, undepreciated capital cost allowance pools or other tax pools or credits available to a Contributed Entity as of the Closing Date or arising to a Contributed Entity after the Closing Date, including such amounts arising during the portion of a Straddle Period after the Closing Date, for the purpose of reducing the liability of a Contributed Entity for Taxes in respect of any taxable period ending on or before the Closing Date.

6.8	Derivative Transactions.

As used in this Section 6.8, “Derivative Transaction(s)” means  (i) any rate swap transaction, basis swap, forward rate transaction, interest rate cap transaction, interest rate floor transaction or any other similar transaction, (ii) any combination of the transactions in (i), and (iii) any other transaction identified as a rate transaction in the related confirmation or other documents (including any means of electronic messaging system or e-mail) evidencing such transaction which taken together affirm all of the terms thereof.

Effective at the Closing Time, each of the Fund and EPI shall enter into Derivative Transaction(s) with Enbridge under an ISDA Master Agreement in order to provide each of the Fund and EPI with interest rate swaps hedging all or any portion of the forecasted incurrences of Indebtedness by each of the Fund and EPI (excluding any existing hedging previously completed by EPI with market counterparties directly) as set forth in Section 6.8 of the Enbridge Entities Disclosure Letter. These Derivative Transaction(s) shall have characteristics mirroring the critical terms of Enbridge’s existing Derivative Transaction(s) with its market counterparties in respect of such forecasted incurrences of Indebtedness, with the exception that the hedged rates will reflect then-current market rates as at the Closing Time.

6.9	EIFH Approval.

EIFH represents, warrants and covenants to the Enbridge Entities that its board of directors:

(a)	has unanimously (with the exception of any Interested Directors) determined that the transactions contemplated by this Agreement are fair to the holders of EIFH Common Shares (other than Enbridge and its Affiliates) and that the transactions contemplated by this Agreement are in the best interests of EIFH;

(b)	will recommend that the holders of EIFH Common Shares vote in favour of the EIFH Resolution; and

(c)	has received the Fairness Opinion and the Formal Valuation.

6.10	EIFH Shareholder Meeting.

(a)	Subject to the terms and conditions of this Agreement, in order to facilitate the transactions contemplated hereby, EIFH shall take all action necessary in accordance with all applicable Laws, including Canadian Securities Laws, to:

(i)	duly call, give notice of, convene and hold the EIFH Shareholders’ Meeting as promptly as practicable with a target date of August 20, 2015 and in any event not later than the Outside Date, to vote upon the EIFH Resolution and any other matters as may be properly brought before the EIFH Shareholders’ Meeting (but subject to Section 6.10(d));

(ii)	solicit proxies of holders of EIFH Common Shares in favour of the EIFH Resolution and, if so requested by Enbridge, engage a proxy solicitation agent for such purpose and cooperate with any such agent or other persons engaged by Enbridge to solicit proxies in favour of the EIFH Resolution; and

(iii)	give notice to Enbridge of the EIFH Shareholders’ Meeting and allow Enbridge’s Representatives to attend the EIFH Shareholders’ Meeting.

(b)	Subject to the terms of this Agreement, EIFH agrees to convene and conduct the EIFH Shareholders’ Meeting, in accordance with its constating documents and applicable Laws, and agrees not to propose to adjourn or postpone the EIFH Shareholders’ Meeting without the prior consent of Enbridge, except (i) as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by applicable Law or by a Government Entity or (ii) except for an adjournment for the purpose of attempting to obtain the requisite approval of the EIFH Resolution. In connection with any adjournment or postponement of the EIFH Shareholders’ Meeting in accordance with the foregoing, EIFH agrees not to change the record date for the holders of EIFH Common Shares entitled to vote at such meeting unless required by applicable Law.

(c)	Unless otherwise agreed to in writing by Enbridge or this Agreement is terminated in accordance with its terms or except as required by applicable Law or by a Government Entity, EIFH shall take all steps reasonably necessary to hold the EIFH Shareholders’ Meeting and to cause the EIFH Resolution to be voted on at such meeting and shall not propose to adjourn or postpone such meeting other than as contemplated by Section 6.10(b).

(d)	EIFH shall not propose or submit for consideration at the EIFH Shareholders’ Meeting any business other than the EIFH Resolution without Enbridge’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

6.11	EIFH Circular.

(a)

As promptly as reasonably practicable following execution of this Agreement, EIFH shall: (i) prepare the EIFH Circular together with any other documents required by applicable Laws; (ii) file the EIFH Circular in all jurisdictions where the same is required to be filed; and (iii) mail the EIFH Circular as required under all applicable Laws. On the date of mailing thereof, the EIFH Circular shall be complete and correct in all material respects, shall not contain any misrepresentation and shall comply in all material respects with all applicable Laws, and shall contain sufficient detail to permit the holders of EIFH Common Shares to form a reasoned judgment concerning the matters to be placed before them at the EIFH Shareholders’ Meeting (except that EIFH shall not be responsible for the accuracy of any Enbridge Information unless it has actual knowledge that such information is inaccurate). The EIFH Circular shall contain: (i) the unanimous recommendation of the board of directors of EIFH (with the exception of any Interested Directors) that the holders of EIFH Common Shares vote in favour of the EIFH Resolution; (ii) a copy of the Fairness Opinion, the conclusions of which shall not be materially different from those previously disclosed to Enbridge; and (C) a copy of the Formal Valuation, of which the conclusions insofar as the Contributed Entities shall not be materially different from those previously disclosed to Enbridge.

(b)	The Enbridge Entities shall provide to EIFH all information regarding the Enbridge Entities, the Contributed Entities and their respective Affiliates, including any pro forma and other financial statements, required by Canadian Securities Laws for inclusion in the EIFH Circular (collectively, the “Enbridge Information”). The Enbridge Entities shall also use commercially reasonable efforts to obtain any necessary consents from any of their auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the EIFH Circular and to the identification in the EIFH Circular of each such advisor. The Enbridge Entities shall ensure that the Enbridge Information to be included in the EIFH Circular shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Laws.

(c)	The Enbridge Entities and their legal counsel shall be given a reasonable opportunity to review and comment on the EIFH Circular and other related documents prior to the EIFH Circular and other related documents being printed and filed with the Securities Regulators, and reasonable consideration shall be given to any comments made by the Enbridge Entities and their legal counsel; provided that all Enbridge Information included in the EIFH Circular shall be in form and substance satisfactory to the Enbridge Entities, acting reasonably. EIFH shall provide the Enbridge Entities with final copies of the EIFH Circular prior to its mailing to the holders of EIFH Common Shares.

(d)	The Enbridge Entities and EIFH shall promptly notify each other if, at any time before the Closing Date, either becomes aware that the EIFH Circular contains a misrepresentation or that the EIFH Circular otherwise requires an amendment or supplement, and such Parties shall co-operate in the preparation of any amendment or supplement to the EIFH Circular as required or appropriate and EIFH shall promptly mail or otherwise publicly disseminate any amendment or supplement to the EIFH Circular to the holders of EIFH Common Shares and, if required by applicable Laws, file the same with the Securities Regulators and as otherwise required.

6.12	Post-Closing Assistance for Enbridge Entities Pre-Closing Transactions.

The Fund Entities acknowledge that the Enbridge Entities Pre-Closing Transactions will be concluded prior to the Closing Date and that certain conveyances, notices of assignment, assignment and novation agreements, notices to and filings with Government Entities and other documents required by, or of advantage to, the Enbridge Entities and their Affiliates in connection with the Enbridge Entities Pre-Closing Transactions (in this section, “post-closing documents”) may be prepared and circulated by the Enbridge Entities or the applicable Affiliate of the Enbridge Entities for execution by the Fund Entities or their successors who are Affiliates of a Fund Entity and, as necessary, filed, after Closing. The Fund Entities will, upon the request of the Enbridge Entities, and at the Enbridge Entities’ sole expense, after the Fund Entities have been afforded a reasonable opportunity to review such post-closing documents, grant a limited power of attorney to an individual designated by the Enbridge Entities who will execute such post-closing documents on behalf of the Fund Entities or their successors who are Affiliates of a Fund Entity and the Fund Entities will permit the Enbridge Entities and their Affiliates to file or deliver such documents in the name of the Fund Entities or their successors who are Affiliates of a Fund Entity as required to consummate the Enbridge Entities Pre-Closing Transactions.

6.13	Return of Excluded Assets.

(a)	The Fund Entities acknowledge that it is the intention of the Parties that all Excluded Assets owned or held by the Contributed Entities shall be conveyed or otherwise transferred by the Contributed Entities to the Enbridge Entities or one or more of their Affiliates prior to Closing. The Fund Entities shall, and shall cause each of their Affiliates, to fully cooperate with the Enbridge Entities after Closing to effect such intention, including promptly executing and delivering to the Enbridge Entities any and all conveyances or transfers or other documents required by the Enbridge Entities or any of their Affiliates in connection therewith. The Fund Entities hereby grant to the Enbridge Entities an irrevocable power of attorney to prepare, execute, deliver and file any such conveyances, transfers and other documents as are or may be required or advisable in accordance with industry practice to give effect to the foregoing.

(b)	In the event that the Fund Entities or any of their Affiliates become aware of the fact, or are advised by the Enbridge Entities, that any Excluded Assets remain in the possession of any of the Contributed Entities after Closing, the Fund Entities shall forthwith cause any and all such Excluded Assets to be transferred to the possession of the Enbridge Entities (as directed by the Enbridge Entities), and the Enbridge Entities shall fully reimburse the Fund Entities for all actual out of pocket costs incurred in doing so.

6.14	Employee Related Matters.

Each of the Parties agrees to the terms and conditions set forth in Exhibit H.

6.15	Director and Officer Indemnification.

The Fund Entities covenant and agree that all rights to indemnification or exculpation now existing in favour of present and former officers and directors of the Contributed Entities (whether by contract, under insurance policies, pursuant to articles or by-laws or otherwise) shall survive Closing and shall continue in full force and effect for the maximum period of time permitted under applicable Law.

6.16	Insurance; Damage or Casualty Loss.

(a)	Subject to the terms and conditions of the Insurance Allocation Agreement, if between the date hereof and the Closing Date the Enbridge Entities become aware of a loss that has occurred to all or any portion of a Contributed Entity’s properties prior to the Closing Date, which such loss (i) is potentially covered by any of the Enbridge Policies and (ii) exceeds the applicable deductible under such Enbridge Policy, then Enbridge shall file a claim with the applicable insurance carriers and shall pay or cause to be paid to the applicable Contributed Entity any insurance proceeds received for such loss (less the amount of any deductible paid by Enbridge).

(b)

Subject to the terms and conditions of the Insurance Allocation Agreement, if between the date hereof and the Closing Date the Enbridge Entities become aware of any claim of liability made against a Contributed Entity or a circumstance arises that may give rise to a liability claim against a Contributed Entity prior to the Closing Date, and such claim or circumstance (i) is potentially covered by any of the Enbridge Policies and (ii) exceeds the applicable deductible under such Enbridge Policy, then Enbridge shall file a claim with the applicable insurance carriers and shall pay or cause to be paid to the applicable Contributed Entity any insurance proceeds received for such loss (less the amount of any deductible paid by Enbridge).

(c)	Between the date hereof and the Closing Date, the Enbridge Entities shall not, and shall cause each Contributed Entity not to, voluntarily compromise, settle or adjust any amounts payable by reason of any losses or claims referenced in Section 6.16(a) or Section 6.16(b) in excess of [Dollar amount redacted as being commercially sensitive] in the aggregate without first obtaining the written consent of EIPLP, such consent not to be unreasonably withheld, conditioned or delayed.

6.17	Waiver of Pre-Emptive Right.

The Parties hereby waive the application of Section 3.4 of the EIF Trust Indenture, Section 3.4 of the ECT Trust Indenture or Section 3.12 of the EIPLP Partnership Agreement, as applicable, and any and all rights of EIFH, Enbridge or ECT pursuant to such sections that are or may be triggered by the transactions contemplated hereby, including the issuance of Fund Units to Enbridge as part of the Fund Entities Financing.

6.18	Further Assurances.

Each of the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO CLOSINGS

7.1	Mutual Conditions.

The obligations of the Enbridge Entities and the Fund Entities to effect Closing are subject to the satisfaction (or waiver), at or prior to Closing, of each of the following conditions:

(a)	Regulatory Approvals. All Regulatory Approvals shall have been made, satisfied and obtained.

(b)	TSX Approval. The TSX Approval shall have been obtained.

(c)	Other Approvals. In addition to the Regulatory Approvals and the TSX Approval, all other domestic and foreign regulatory (including any Laws that regulate competition, antitrust, foreign investment or the power industry), governmental and third party approvals and consents required to be obtained, or that the Parties mutually agree in writing to obtain, in respect of the completion of the transactions contemplated hereby, shall have been obtained on terms and conditions acceptable to the Parties, each acting reasonably, and all applicable domestic and foreign statutory and regulatory waiting periods shall have expired or have been terminated and no unresolved material objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period, except in each case (but unless the Parties otherwise agree in writing) where the failure or failures to obtain such approvals or consents, or for the applicable waiting periods to have expired or terminated, would not reasonably be expected to have a Material Adverse Effect in respect of the Contributed Entities or Fund Entities.

(d)	No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a Government Entity, and no Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated herein, shall be in effect.

(e)	EIFH Shareholder Approval. The EIFH Resolution shall have been passed by the holders of EIFH Common Shares at the EIFH Shareholders’ Meeting.

7.2	Conditions to the Obligations of the Fund Entities.

The obligation of the Fund Entities to effect Closing is subject to the satisfaction (or waiver), at or prior to Closing, of each of the following conditions:

(a)	Representations and Warranties. (A) The representations and warranties of Enbridge set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authorization), 3.3 (Ownership of the Contributed Equity Interests) and 3.4(a) (Non-Contravention), and in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (Non-Contravention) and 4.9(b) (Absence of Changes) shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) the other representations and warranties of Enbridge set forth in Article III and Article IV shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing by the Enbridge Entities shall have been duly performed by the Enbridge Entities in all material respects.

(c)	Certificate. The Fund Entities shall have received (i) a certificate from Enbridge, signed by a duly authorized officer of Enbridge, and dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) (as applicable to Enbridge) have been satisfied by Enbridge and (ii) a certificate from IPL, signed by a duly authorized officer of IPL, and dated the Closing Date, to the effect that the conditions set forth in Section 7.2(b) (as applicable to IPL) have been satisfied by IPL.

(d)	Pre-Closing Transactions. The Enbridge Entities Pre-Closing Transactions and the Fund Entities Pre-Closing Transactions, including all steps and transactions contemplated thereby (other than any filing or other matter that would routinely be completed after closing of the Enbridge Entities Pre-Closing Transactions or Fund Entities Pre-Closing Transactions, as applicable), shall all have been completed in a form satisfactory to the Fund Entities, acting reasonably.

(e)	Deliveries. The Enbridge Entities shall have taken all actions and made all deliveries required to be completed by the Enbridge Entities as set forth in Part A of Exhibit B.

(f)	No Material Adverse Effect. Since the date of this Agreement, except for any event, state of facts or circumstances disclosed to the Fund Entities in the Enbridge Entities Disclosure Letter, no event, state of facts or circumstances shall have occurred that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

7.3	Conditions to the Obligations of the Enbridge Entities.

The obligation of the Enbridge Entities to effect Closing is subject to the satisfaction (or waiver), at or prior to Closing, of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of the Fund Entities set forth in Article V shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to Closing by the Fund Entities shall have been duly performed by the Fund Entities in all material respects.

(c)	Certificate. The Enbridge Entities shall have received certificates from each Fund Entity, signed by a duly authorized officer of each Fund Entity, and dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied with respect to such Fund Entity.

(d)	Pre-Closing Transactions. The Enbridge Entities Pre-Closing Transactions and the Fund Entities Pre-Closing Transactions, including all steps and transactions contemplated thereby (other than any filing or other matter that would routinely be completed after closing of the Enbridge Entities Pre-Closing Transactions or Fund Entities Pre-Closing Transactions, as applicable), shall all have been completed in a form satisfactory to the Enbridge Entities, acting reasonably.

(e)	Deliveries. The Fund Entities shall have taken all actions and made all deliveries required to be completed by the Fund Entities as set forth in Part B of Exhibit B.

(f)	No Material Adverse Effect. Since the date of this Agreement, except for any event, state of facts or circumstances disclosed to the Enbridge Entities in the Fund Entities Disclosure Letter, no event, state of facts or circumstances shall have occurred that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

ARTICLE VIII

TERMINATION

8.1	Termination by Mutual Consent.

This Agreement may be terminated at any time prior to Closing by the mutual written consent of all of the Parties.

8.2	Termination by Enbridge or EIPLP.

This Agreement may be terminated at any time prior to Closing by Enbridge or by EIPLP:

(a)	by giving written notice of such termination to EIPLP, in the case of a termination by Enbridge, or to Enbridge, in the case of a termination by EIPLP, if Closing has not occurred by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to Enbridge or EIPLP where the failure of the Enbridge Entities (in the case of Enbridge) or the failure of the Fund Entities (in the case of EIPLP), as applicable, to fulfill its obligations under this Agreement has caused or resulted in the failure of Closing to occur prior to the Outside Date;

(b)	by giving written notice of such termination to EIPLP, in the case of a termination by Enbridge, or to Enbridge, in the case of a termination by EIPLP, if any court of competent jurisdiction or a Government Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any material part of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.2(b) shall not be available to Enbridge or EIPLP where the failure of the Enbridge Entities (in the case of Enbridge) or the failure of Fund Entities (in the case of EIPLP), as applicable, to fulfill any of their obligations under this Agreement has caused or resulted in such order, decree, ruling or action; or

(c)	by giving written notice of such termination to EIPLP, in the case of a termination by Enbridge, or to Enbridge, in the case of a termination by EIPLP, if the EIFH Resolution shall have failed to receive the requisite vote at the EIFH Shareholders’ Meeting (including any adjournment or postponement thereof).

8.3	Termination by Enbridge.

This Agreement may be terminated at any time prior to Closing by Enbridge if there has been a breach of any representation, warranty, covenant or agreement made by the Fund Entities in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Enbridge to EIPLP and (ii) one Business Day prior to the Outside Date; provided that the Enbridge Entities are not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) not to be satisfied.

8.4	Termination by EIPLP.

This Agreement may be terminated at any time prior to Closing by EIPLP if there has been a breach of any representation, warranty, covenant or agreement made by the Enbridge Entities in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by EIPLP to Enbridge and (ii) one Business Day prior to the Outside Date; provided that the Fund Entities are not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) not to be satisfied.

8.5	Effect of Termination.

In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or its respective Affiliates, or its or their respective shareholders, unitholders, partners, directors, trustees, officers or employees, pursuant to this Agreement except for the obligations of the Parties contained in this Section 8.5, in Article X (and any related definitional provisions set forth in Article I) and in the Confidentiality Agreement. Notwithstanding the foregoing, nothing in this Section 8.5 shall relieve any Party from liability for any wilful breach of this Agreement that arose prior to such termination.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

9.1	Survival.

(a) The representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Authorization), 3.3 (Ownership of the Contributed Equity Interests), 3.4 (Non-Contravention), 4.1 (Organization and Good Standing), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (Non-Contravention), 4.13(a), (b) and (c) (Properties) and 4.19 (No Brokers or Finders) of this Agreement (collectively, the “Enbridge Fundamental Representations”) shall survive indefinitely and the representations and warranties in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization), 5.3 (Non-Contravention) and 5.7 (Issuance of Unit Consideration) of this Agreement (collectively, the “Fund Fundamental Representations”) shall survive indefinitely, (b) the representations and warranties in Sections 4.15 (Employment Matters) and 4.16 (Tax Matters) shall survive Closing until the date that is 90 days after the expiration of the applicable statute of limitations with respect thereto (taking into account any extensions or waivers thereof), (c) the representations and warranties in Sections 4.13(d) and (e) (Properties) and 4.14 (Environmental Matters) shall survive for a period of three years from the Closing Date and (d) all other representations and warranties in this Agreement shall survive the Closing for a period of 20 months from the Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Section 9.2 or Section 9.3 thereafter). All covenants and agreements that by their terms apply or are to be performed in whole or in part after Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to Closing shall terminate at Closing. The period during which any representation and warranty survives is the “Survival Period” for such representation and warranty. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect to Losses in respect of which notice, in reasonable detail, is given pursuant to this Agreement prior to the end of the Survival Period for such representation or warranty until such Losses are finally resolved and paid. For the avoidance of doubt, Enbridge’s obligations with respect to the Retained Liabilities shall survive indefinitely.

9.2	Indemnification by Enbridge.

(a)	Subject to the limitations and exceptions set forth in Section 9.4, Enbridge hereby agrees that it shall be liable to and shall indemnify, defend and hold harmless, without duplication, EIPLP and its Subsidiaries (including, for greater certainty, the Contributed Entities following Closing) and their respective directors, trustees, officers and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “EIPLP Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the EIPLP Indemnified Parties, to the extent arising out of:

(i)	from and after Closing, any breach of any representation or warranty in Article III or Article IV of this Agreement, made by Enbridge at the date of this Agreement or as of the Closing Date, for the Survival Period for such representation or warranty;

(ii)	from and after Closing, any breach by the Enbridge Entities of any covenant or agreement made by the Enbridge Entities in this Agreement and required by this Agreement to be performed on or after Closing; and

(iii)	from and after Closing, the Retained Liabilities.

(b)	Subject to the limitations set forth in Section 9.4, Enbridge hereby agrees that it shall be liable to and shall indemnify, defend and hold harmless, without duplication, EIFH and its Affiliates and their respective directors, trustees, officers and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “EIFH Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the EIFH Indemnified Parties, to the extent arising directly from any misrepresentation in the Enbridge Information contained in the EIFH Circular.

(c)	Enbridge hereby agrees that it shall be liable to and shall indemnify, defend and hold harmless, without duplication, EPI and Athabasca (the “Contributed Entity Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the Contributed Entity Indemnified Parties, to the extent arising out of the obligations of the Contributed Entity Indemnified Parties under the Previous Drop-Down Tax Indemnities.

(d)	For purposes of this Section 9.2, whether any representations and warranties have been breached (other than Sections 4.9(b) and 4.23), and the determination and calculation of any Losses resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material” and the term “Material Adverse Effect”).

9.3	Indemnification by the Fund Entities.

(a)	Subject to the limitations set forth in Section 9.4, each of the Fund Entities hereby agrees that it shall be liable to and shall indemnify, defend and hold harmless the Enbridge Entities and their respective Affiliates, directors, trustees, officers and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Enbridge Indemnified Parties”) from and against any and all Losses actually suffered or incurred by any of the Enbridge Indemnified Parties, to the extent arising out of:

(i)	from and after Closing, any breach of any representation or warranty in Article V, made by it at the date of this Agreement or as of the Closing Date, for the Survival Period for such representation or warranty; and

(ii)	from and after Closing, any breach by it of any covenant or agreement made by it in this Agreement and required by this Agreement to be performed by it on or after Closing.

(b)	For purposes of this Section 9.3, whether any representations and warranties have been breached, and the determination and calculation of any Losses resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material” and the term “Material Adverse Effect”).

9.4	Limitations.

(a)	Except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 4.16 or (B) any of the Enbridge Fundamental Representations, Enbridge shall not be liable to the EIPLP Indemnified Parties for any Losses with respect to the matters contained in Section 9.2(a)(i) unless and until the aggregate of all Losses therefrom for which Enbridge would otherwise be liable exceeds an amount equal to $200,000,000 (the “Deductible”), after which Enbridge shall only be liable for Losses in excess of the Deductible.

(b)	Except with respect to (i) Taxes or (ii) any Loss arising out of any breach of (A) any representation or warranty in Section 4.16 or (B) any of the Enbridge Fundamental

Representations, Enbridge shall not be liable to the EIPLP Indemnified Parties with respect to the matters contained in Section 9.2(a)(i) for any individual Loss (or series of related Losses arising from a common set of facts), except to the extent such individual Loss (or series of related Losses arising from a common set of facts) exceeds $4,000,000 (the “Mini-Basket”), and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Mini-Basket will not be aggregated for purposes of calculating the Deductible.

(c)	With respect to any Loss arising out of any breach of any representation or warranty in Sections 4.13(a), (b) and (c), Enbridge shall not be liable to the EIPLP Indemnified Parties pursuant to Section 9.2(a)(i) for any such individual Loss, except to the extent such individual Loss exceeds $2,000,000, and any such individual Losses not in excess of such amount will not be aggregated for purposes of calculating the Deductible.

(d)	Except with respect to any Loss arising out of any breach of any of the Fund Fundamental Representations, the Fund Entities shall not be liable to the Enbridge Indemnified Parties for any Losses with respect to the matters contained in Section 9.3(a)(i) unless and until the aggregate of all Losses therefrom for which the Fund Entities would otherwise be liable exceeds an amount equal to the Deductible, after which the Fund Entities shall only be liable for Losses in excess of the Deductible.

(e)	Except with respect to any Loss arising out of any breach of any of the Fund Fundamental Representations, the Fund Entities shall not be liable to the Enbridge Indemnified Parties with respect to the matters contained in Section 9.3(a)(i) for any individual Loss (or series of related Losses arising from a common set of facts), except to the extent such individual Loss (or series of related Losses arising from a common set of facts) exceeds the Mini-Basket, and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Mini-Basket will not be aggregated for purposes of calculating the Deductible.

(f)	In no event shall Enbridge’s aggregate liability to the EIPLP Indemnified Parties for Losses with respect to the matters contained in Section 9.2(a)(i) exceed $4,500,000,000, except with respect to:

(i)	any Loss arising out of any breach of any representation or warranty in Section 4.16 or for Taxes, in which case there will be no limit on Enbridge’s liability to the EIPLP Indemnified Parties pursuant to Section 9.2(a)(i) for such Losses; and

(ii)	any Loss arising out of any breach of any of the Enbridge Fundamental Representations, in which case Enbridge’s aggregate liability to the EIPLP Indemnified Parties pursuant to Section 9.2(a)(i) for such Losses shall not exceed an amount equal to the aggregate of (A) the Cash Consideration plus (B) an amount equal to the Unit Consideration multiplied by the Market Price on the Closing Date.

(g)	In no event shall the Fund Entities’ aggregate liability to the Enbridge Indemnified Parties for Losses with respect to the matters contained in Section 9.3(a)(i) exceed $4,500,000,000, except with respect to any Loss arising out of any breach of any of the Fund Fundamental Representations, in which case the Fund Entities’ aggregate liability to the Enbridge Indemnified Parties pursuant to Section 9.3(a)(i) for such Losses shall not exceed an amount equal to the aggregate of (A) the Cash Consideration plus (B) an amount equal to the Unit Consideration multiplied by the Market Price on the Closing Date.

(h)	Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement. Without limiting the generality of the foregoing, Enbridge’s liability, if any, in respect of Pre-Existing Environmental Issues shall be governed exclusively by the Environmental Indemnity Agreement and Section 9.2(a)(i) shall not apply thereto.

(i)	Notwithstanding anything to the contrary in this Agreement, in no event shall an Indemnifying Party be liable under this Article IX for any exemplary, punitive, special, consequential, incidental or indirect damages, including lost profits or diminution of value or any loss of goodwill or possible business after Closing, whether actual or prospective, except to the extent such damages are asserted by a third party in any Third Party Claim for which an Indemnified Party is entitled to indemnification under this Agreement.

(j)	Each Indemnified Party shall use commercially reasonable efforts to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided that the Indemnified Party shall be fully reimbursed for any Losses incurred by the Indemnified Party arising out of or in respect to such mitigation. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts. Without limiting the generality of the foregoing, after an Indemnified Party acquires knowledge of any fact or circumstance that results in or reasonably would be expected to result in an indemnified Loss or a Third-Party Claim for which the Indemnifying Party may have Liability to such Indemnified Party, such Indemnified Party shall notify the Indemnifying Party promptly and implement such reasonable actions as the Indemnifying Party shall request in writing for the purposes of mitigating the possible Losses arising therefrom.

9.5	Third-Party Claim Indemnification Procedures.

(a)	In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”) such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party whom indemnification is sought in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). However, the failure to give prompt notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced. The Indemnifying Party shall have 15 days (or such lesser number of days set forth in the Claim Notice as may be required by any appropriate proceedings) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim. For purposes of this Article IX, any existing or future claims related to Taxes under Section 6.7 or the Retained Liabilities shall be subject to the same procedures as Third-Party Claims.

(b)	In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party

Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnified Party may participate in such defense and employ a single separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates.

(c)	If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)	The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees.

(e)	The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable solicitor-client privileges. For the avoidance of doubt, nothing in this Section 9.5 shall be construed as a waiver by an Indemnified Party or an Indemnifying Party of any privilege, including any privilege associated with separate counsel as described herein.

9.6	Payments.

The Indemnifying Party shall pay all amounts payable pursuant to this Article IX or Section 6.7, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party (provided that, in the event of a good faith dispute with respect to a Loss, the Indemnifying Party shall promptly pay the portion of such Loss, if any, that is not subject to dispute). In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than 30 days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) an arbitration panel shall have made a final and non-appealable determination in accordance with Section 10.7.

Notwithstanding the foregoing, if an amount or amounts payable pursuant to this Article IX or Section 6.7 would result in either or both of the Enbridge Entities receiving a cash payment that, when aggregated with the Cash Consideration received by such Enbridge Entity, would result in such Enbridge Entity receiving aggregate cash payments under this Agreement in excess of the amount of the Base Cash Consideration applicable to such Enbridge Entity, then the applicable Enbridge Entity shall have the option to receive payment for such amount, in whole or in part, in the form of additional Class C Units issued at a deemed price equal to the Market Price per unit.

9.7	Characterization of Indemnification Payments.

All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 9.2 or Section 9.3 hereof shall be treated as adjustments to the Cash Consideration to the maximum extent permitted by applicable Tax Law. To the extent such payments cannot be treated as adjustments to the Cash Consideration they will be treated as contributions of capital to, or distributions of capital by, EIPLP. No change in the number or type of units of EIPLP held by any Person and no adjustment to the “Capital Contribution” (as that term is used in the EIPLP Partnership Agreement) of any unit of EIPLP shall result from a contribution or distribution of capital described in this Section 9.7.

9.8	Adjustments to Losses.

(a)	Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds, shall be deducted. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)	Cash Consideration Adjustment. In calculating the amount of any Loss for which EIPLP is entitled to indemnification hereunder, the amount of any reserve or other negative provision related to such Loss shall be deducted to the extent reflected in the Final Statement and taken into account for any adjustment to the Cash Consideration or other adjustment in accordance with Section 2.5 and Section 2.6.

(c)

Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any Tax benefit (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the Party claiming such Loss. The amount of adjustment for any such Tax benefit shall equal (i) in the case of a Tax deduction, (A) the amount of the Tax deduction multiplied by (B) the applicable combined federal and provincial corporate income tax rates in effect for the year in which the applicable indemnity payment is made or (ii) in the case of a Tax credit, 100%. In the case of any Tax deduction that will be recognized, or any Tax credit that will be utilized, in taxable years after the year in which the indemnity payment is made, the Tax benefit shall be discounted using a discount rate equal to 5% per annum.

(d)	Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article IX, the Indemnified Party shall promptly remit to the Indemnifying Party the amount, if any, by which (i) the sum of (A) the amount paid by the Indemnifying Party to such Indemnified Party in respect of such Loss plus (B) the amount received from the third party in respect thereof, exceeds (ii) the full amount of the Indemnifying Party’s portion of such Loss.

(e)	Net Financial Benefit. To the extent not otherwise addressed in this Section 9.8, no Indemnifying Party shall be liable under this Article IX in respect of any Losses suffered by any Indemnified Party to the extent there are any offsetting savings by or net financial benefits to such Indemnified Party arising from such Losses or the facts, matters, events or circumstances giving rise to such Losses.

9.9	Remedies; Exclusive Remedy.

Except in the case of fraud and as otherwise provided in Section 10.9, the rights and remedies under this Article IX and the Environmental Indemnity Agreement are exclusive and in lieu of any and all other rights and remedies that the Fund Entities may have against the Enbridge Entities and that the Enbridge Entities may have against the Fund Entities under this Agreement or otherwise with respect to the Contributed Entities, the Contributed Equity Interests or any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement. Except in the case of fraud and as otherwise provided in Section 10.9, each of the Parties expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against any other Party and its respective Affiliates now or in the future under any Law with respect to the transactions contemplated hereby. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to the transactions contemplated hereby.

9.10	Tax Indemnification Matters.

(a)	If any Tax Authority should, at any time, issue an assessment or reassessment to a Contributed Entity the basis of which will, in whole or in part, give rise to an indemnity for Taxes pursuant to Section 6.7 or this Article IX (a “Tax Indemnity”), then Enbridge shall pay the amount of the assessment or reassessment that relates to the Tax Indemnity to the applicable Tax Authority on behalf of the applicable Contributed Entity, within the time period specified for the payment of such amount under applicable Law. Payment of all or any portion of such amount by Enbridge to the Tax Authority can be deferred in accordance with applicable Law, with the prior written consent of the applicable Contributed Entity, which consent shall not unreasonably be withheld, where Enbridge has:

(i)	undertaken the contestation of the matter to which the Tax Indemnity relates in accordance with Section 9.5;

(ii)	taken such action, to the satisfaction of the applicable Contributed Entity, acting reasonably, which will prevent the applicable Tax Authority from taking any collection action in relation to the matter to which the Tax Indemnity relates and the applicable Tax Authority has not taken any such collection action; and

(iii)	provided written acknowledgement, to the satisfaction of the applicable Contributed Entity, acting reasonably, that Enbridge will indemnify and hold the applicable Contributed Entity harmless from and against any and all Losses which the applicable Contributed Entity may incur or suffer as a consequence of the deferral of the payment of all or any portion of such amount by Enbridge.

Notwithstanding the foregoing, if:

(iv)	the applicable Tax Authority subsequently takes any collection action with respect to all or any part of the amount of the assessment or reassessment giving rise to the matter to which the Tax Indemnity relates; or

(v)	under applicable Law, the ability to defer the payment of all or any part of the amount of the assessment or reassessment giving rise to the matter to which the Tax Indemnity relates ceases to be applicable, then Enbridge shall promptly pay such amount to the applicable Tax Authority. Enbridge shall be solely responsible for, and shall indemnify the applicable Contributed Entity from and against, any and all interest that accrues during any period during which payment of the amount of such Taxes has been deferred.

(b)	To the extent that Enbridge may be liable for indemnification for any Taxes under Section 6.7 and this Article IX, Enbridge shall only be liable under Section 6.7; provided, however, that the procedures specified in Section 9.5 shall be applicable to such claim.

ARTICLE X

MISCELLANEOUS

10.1	Notices.

Except where expressly provided for in this Agreement, any notice, direction or other communication (in this Section 10.1, a “notice”) regarding the matters contemplated by this Agreement must be in writing and must be delivered personally, sent by courier or transmitted by fax or e-mail, as follows:

(a)	if to Enbridge and/or IPL:

(name of Enbridge/IPL)

c/o Enbridge Inc.

3000 Fifth Avenue Place

425 - 1st Street S.W.

Calgary, AB T2P 3L8

Attention:    VP Corporate Law and Deputy General Counsel

Email:          [Email address redacted for confidentiality reasons]

with a copy to:

Dentons Canada LLP

850 - 2nd Street SW

15th Floor, Bankers Court

Calgary, AB T2P 0R8

Attention:    William K. Jenkins

Email:          bill.jenkins@dentons.com

and a copy to:

McCarthy Tétrault LLP

Suite 4000, 421 - 7th Avenue SW

Calgary AB T2P 4K9

Attention:     John S. Osler

Email:          josler@mccarthy.ca

(b)	if to EIFH, the Fund, ECT and/or EIPLP:

(name of EIFH/Fund/ECT/EIPLP)

c/o Enbridge Management Services Inc.

3000 Fifth Avenue Place

425 - 1st Street S.W.

Calgary, AB T2P 3L8

Attention:    President

Email:         [Email address redacted for confidentiality reasons]

with a copy to:

Norton Rose Fulbright Canada LLP

Suite 3700, 400 - 3rd Avenue SW

Calgary, AB T2P 4H2

Attention:     Justin E. Ferrara

Email:          justin.ferrara@nortonrosefulbright.com

A notice is deemed to be delivered and received (i) if delivered personally, on the date of delivery if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day and otherwise on the next Business Day; (ii) if sent by courier, on the date of delivery if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day and otherwise on the next Business Day; or (iii) if transmitted by fax or e-mail, if sent before 5:00 p.m. (recipient’s time) on a Business Day, on such Business Day, and otherwise on the next Business Day. Any Party may change its address for service from time to time by notice given in accordance with the foregoing provisions.

10.2	Amendment; Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article IX hereof.

10.3	No Assignment or Benefit to Third Parties.

This Agreement shall be binding upon and inure to the benefit of each Party and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of any Party or any entity that directly or indirectly controls any Party shall constitute an assignment hereunder), without the prior written consent of the other Parties, except as provided in Section 10.5, and any attempted or purported assignment in violation of this Section 10.3 shall be null and void; provided that, after Closing, (a) each Fund Entity may, in its sole discretion, without the consent of any other Party, assign all or a portion of its rights and/or obligations under this Agreement to an Affiliate of such Fund Entity and (b) each Enbridge Entity may, without the consent of any other Party, assign all or a portion of its rights and/or obligations under this Agreement to an Affiliate of such Enbridge Entity; provided that, in either case, (i) such assignment shall not relieve the assigning Party of its obligations hereunder, (ii) such assignment shall not have any adverse tax consequence to the non-assigning Party or Parties and (iii) the assigning Party shall within ten Business Days of such assignment notify all Parties to this Agreement about such assignment, including providing copies of the documentation pursuant to which such assignment was effectuated. From and after Closing, each Person that is an Indemnified Party but not a Party to this Agreement shall be an express third-party beneficiary of Article IX. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.4	Entire Agreement.

Other than the Confidentiality Agreement and the Environmental Indemnity Agreement, this Agreement (including all Exhibits) and the other Transaction Documents contain the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

10.5	Fulfillment of Obligations.

Any obligation of any Party under this Agreement or any of the other Transaction Documents that is performed, satisfied or fulfilled completely by an Affiliate of such Party shall be deemed to have been performed, satisfied or fulfilled by such Party. Each Party to each of the Transaction Documents shall cause its Subsidiaries and Affiliates to perform all actions, agreements and obligations set forth herein or therein requiring the performance of any such Subsidiary or Affiliate (including any entity that becomes a Subsidiary or Affiliate of such party on or after the date hereof).

10.6	Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

10.7	Dispute Resolution.

(a)	Subject to the following provisions, any and all disputes arising out of or in connection with, or in respect of any legal relationship associated with or derived from, this Agreement (other than disputes contemplated by Section 2.6) shall be finally determined by arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its Canadian Dispute Resolution Rules and Procedures (“ICDR Rules”). The place of arbitration shall be Calgary, Alberta, Canada. The language of the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrator(s) may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment in such court. In addition to the ICDR Rules, the Parties agree that the arbitration shall be conducted according to the IBA Rules on the Taking of Evidence in International Commercial Arbitration.

(b)

There shall be three arbitrators, one nominated by the claimant(s) in the request for arbitration, the second nominated by the respondent(s) within 30 days of receipt of the request for arbitration, and the third, who shall act as president of the arbitral tribunal, nominated by the Parties within 30 days of the appointment of the second arbitrator. If any arbitrators are not nominated within these time periods, the ICDR shall make the appointment(s) in accordance with the ICDR Rules.

(c)	The arbitrators shall award to the prevailing Party, if any, as determined by the arbitrators, its reasonable fees, costs and expenses. The prevailing Party shall also be entitled to its fees, costs and expenses in any action to confirm and/or enforce any arbitral award in any judicial proceedings.

(d)	The final award shall be rendered as soon as reasonably practicable after the commencement of the arbitration taking into consideration the size, nature and complexity of the matters in dispute and the Parties’ intention to achieve a just, timely and cost effective determination of the matters in dispute.

(e)	Where the subject matter of a dispute (the “Subject Dispute”) pertains to the same or substantially related subject matter of one or more disputes being arbitrated under any other agreement(s) (the “Other Disputes”) and one or more of the parties to such other agreement(s) are also Parties, or Affiliates of Parties, to this Agreement, the Subject Dispute and the Other Disputes shall be consolidated and conducted as a single arbitration.

(f)	Except as required by Law or as required for recognition and enforcement of the arbitral decision and award, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all of the Parties. Any documents submitted to the arbitrators shall be kept confidential and shall not be disclosed, except that any such documents may be disclosed in connection with any action to collect the award, to protect or pursue a legal right, to enforce or challenge an award in legal proceedings before a court or other judicial authority or if any such documents are discoverable or admissible in any action in court contemplated by this Agreement.

10.8	Governing Law; Disputes.

This Agreement, and all claims or causes of action (whether in contract or tort or both) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the Province of Alberta without regard to principles of conflicts of laws. Any dispute among the Parties regarding the interpretation of or performance under this Agreement shall be resolved exclusively in accordance with Section 2.6, Section 10.7 or Section 10.9, as applicable.

10.9	Specific Performance.

Notwithstanding Section 10.7, each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, a Party, in the case of a breach by a different Party, shall be entitled to equitable relief, without the proof of the insufficiency of damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which the Parties are entitled to at law or in equity as a remedy for such non-performance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with respect to such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at Law or in equity in the event of any breach or default by the others under this Agreement prior to Closing on or before which the relevant obligation is required to be performed.

10.10	Fund Disclaimer.

The Parties hereto acknowledge that EMSI is entering into this Agreement in its capacity as agent on behalf of the Fund and the obligations of the Fund hereunder shall not be personally binding upon the trustees of the Fund (the “Fund Trustees”), EMSI, any of the unitholders of the Fund (“Fund Unitholder”) or any annuitant, subscriber or beneficiary under a plan of which a Fund Unitholder is a trustee or carrier (a “Fund annuitant”) and that any recourse against the Fund, the Fund Trustees, EMSI, any Fund Unitholder or Fund annuitant in any manner in respect of any indebtedness, obligation or liability of the Fund arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Fund Property as defined in the EIF Trust Indenture.

10.11	ECT Disclaimer.

The Parties acknowledge that EMSI is entering into this Agreement in its capacity as agent on behalf of ECT and the obligations of ECT hereunder shall not be personally binding upon any of the trustees of ECT (the “ECT Trustees”), EMSI, any of the unitholders of ECT (“ECT Unitholders”) or any annuitant, subscriber or beneficiary under a plan of which an ECT Unitholder is a trustee or carrier (a “ECT annuitant”) and that any recourse against ECT, the ECT Trustees, EMSI, any ECT Unitholder or any ECT annuitant in any manner in respect of any indebtedness, obligation or liability of ECT arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Trust Property as defined in the ECT Trust Indenture.

10.12	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.13	Headings.

The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

10.14	Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS HEREOF, this Agreement has been duly executed by the authorized representative of each signatory set forth below as of the date first written above.

ENBRIDGE INC.

Per:	(signed) “John K. Whelen”
	Name:	John K. Whelen
	Title:	Executive Vice President & Chief
Financial Officer

Per:	(signed) “Vern D. Yu”
	Name:	Vern D. Yu
	Title:	Senior Vice President, Corporate
Planning and Chief Development Officer

IPL SYSTEM INC.

Per:	(signed) “John K. Whelen”
	Name:	John K. Whelen
	Title:	President

Per:	(signed) “Colin K. Gruending”
	Name:	Colin K. Gruending
	Title:	Vice President

ENBRIDGE INCOME FUND HOLDINGS INC.

Per:	(signed) “Perry Schuldhaus”
	Name:	Perry Schuldhaus
	Title:	President

Per:	(signed) “Wanda M. Opheim”
	Name:	Wanda M. Opheim
	Title:	Chief Financial Officer

ENBRIDGE INCOME FUND, by its
Administrator, ENBRIDGE MANAGEMENT
SERVICES INC.

Per:	(signed) “Perry Schuldhaus”
	Name:	Perry Schuldhaus
	Title:	President

Per:	(signed) “Debra J. Poon”
	Name:	Debra J. Poon
	Title:	Corporate Secretary

ENBRIDGE COMMERCIAL TRUST, by its manager, ENBRIDGE MANAGEMENT
SERVICES INC.

Per:	(signed) “Perry Schuldhaus”
	Name:	Perry Schuldhaus
	Title:	President

Per:	(signed) “Debra J. Poon”
	Name:	Debra J. Poon
	Title:	Corporate Secretary

ENBRIDGE INCOME PARTNERS LP, by its general partner, ENBRIDGE INCOME
PARTNERS GP INC.

Per:	(signed) “Perry Schuldhaus”
	Name:	Perry Schuldhaus
	Title:	President

Per:	(signed) “Debra J. Poon”
	Name:	Debra J. Poon
	Title:	Corporate Secretary

Exhibit A

Contributed Entities

Contributed Entity	Directly Held By (100% Ownership Unless Otherwise Indicated)
Enbridge Pipelines Inc.	IPL System Inc.
Enbridge Pipelines (Athabasca) Inc.	Enbridge Inc.
Enbridge Hardisty Storage Inc.	Enbridge Inc.
Enbridge Southern Lights GP Inc.	Enbridge Inc.
Enbridge Lac Alfred Wind Project GP Inc.	Enbridge Inc.
Enbridge Massif du Sud Wind Project GP Inc.	Enbridge Inc.
Enbridge Blackspring Ridge I Wind Project GP Inc.	Enbridge Inc.
Enbridge Saint Robert Bellarmin Wind Project GP Inc.	Enbridge Inc.
Enbridge SL Holdings LP	Enbridge Southern Lights GP Inc. – 0.01% Interest
Enbridge Pipelines Inc. – 99.99% Interest
Enbridge Southern Lights LP	Enbridge Southern Lights GP Inc. – 0.01% Interest
Enbridge SL Holdings LP – 99.99% Interest
Enbridge Pipelines (Woodland) Inc.	Enbridge Pipelines (Athabasca) Inc.
Enbridge Lac Alfred Wind Project Limited Partnership	Enbridge Pipelines Inc. – 99.99% Interest
Enbridge Lac Alfred Wind Project GP Inc. – 0.01%
Enbridge Massif du Sud Wind Project Limited	Enbridge Pipelines Inc. – 99.99% Interest
Partnership	Enbridge Massif du Sud Wind Project GP Inc. – 0.01%
Enbridge Blackspring Ridge I Wind Project Limited	Enbridge Pipelines Inc. – 99.99% Interest
Partnership	Enbridge Blackspring Ridge I Wind Project GP Inc. – 0.01%
Enbridge Saint Robert Bellarmin Wind Project Limited	Enbridge Pipelines Inc. – 99.99% Interest
Partnership	Enbridge Saint Robert Bellarmin Wind Project GP Inc. – 0.01%

Exhibit B

Closing Deliveries

Part A – Enbridge Entities Deliveries

At Closing, the Enbridge Entities shall deliver (or shall have delivered) the following to the Fund Entities:

(a)	share certificates representing the Directly Contributed Equity Interests, duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank;

(b)	certified copies of (i) the articles and by-laws of the Enbridge Entities and each Contributed Entity, (ii) resolutions of the board of directors of the Enbridge Entities and each Contributed Entity (if applicable) authorizing the transactions contemplated by this Agreement, and (iii) a list of the directors and officers of the Enbridge Entities and each Contributed Entity (if applicable) authorized to sign agreements together with their specimen signatures;

(c)	a certificate of status, compliance, good standing or like certificate with respect to the Enbridge Entities and each Contributed Entity, issued by the appropriate Government Entity;

(d)	an executed counterpart to each of the following agreements in the agreed form by the applicable Enbridge Entity or Affiliate thereof (including EMSI):

(i)	the Previous Drop-Down Release;

(ii)	Amended and restated Limited Partnership Agreement of EIPLP;

(iii)	Unanimous Shareholders Agreement among Enbridge, ECT and EIPGP;

(iv)	ECT Trust Indenture;

(v)	EIF Trust Indenture;

(vi)	Amended and restated Management Agreement between ECT and EMSI;

(vii)	Amended and restated Administrative Services Agreement among the Fund, ECT and EMSI;

(viii)	Governance Agreement between Enbridge and EIFH;

(ix)	Funding Support Agreement among Enbridge, the Fund, ECT, EIPLP and EIFH;

(x)	Exchange Right Support Agreement (the “Exchange Right Support Agreement”) among EIFH, the Fund, ECT, EMSI, EIPLP, EIPGP, Enbridge and IPL;

(xi)	Registration Rights Agreement among Enbridge, IPL and EIFH;

(xii)	Amended and restated Fund Delegation Agreement among ECT, the Fund and CST Trust Company;

(xiii)	Amended and restated Unitholders Agreement among EIFH, the Fund, Enbridge and EMSI;

(xiv)	Environmental Indemnity Agreement; and

(xv)	the Southern Lights Co-operation Agreement between Enbridge and EIPLP,

(collectively, the “Related Agreements”); and

(e)	all other documentation and evidence reasonably requested by the Fund Entities in order to establish the due authorization and completion of, and to effectively implement the transactions contemplated by, this Agreement.

Part B – Fund Entities Deliveries

At Closing, the Fund Entities shall deliver (or shall have delivered) the following to the Enbridge Entities:

(a)	certified copies of (i) the articles and by-laws or other constating documents for each of the Fund Entities, (ii) resolutions of the board of directors or trustees, as applicable, for each of the Fund Entities authorizing the transactions contemplated by this Agreement, and (iii) a list of the directors, trustees and officers, as applicable, for each of the Fund Entities authorized to sign agreements together with their specimen signatures;

(b)	a certificate of status, compliance, good standing or like certificate with respect to EIFH, EIPLP and EIPGP, issued by the appropriate Government Entity;

(c)	counterparts to each of the Related Agreements executed by the applicable Fund Entities and Affiliates thereof;

(d)	certificates representing the Unit Consideration, the Class E Unit forming part of the IPL Unit Consideration and the Special Interest Rights issued in the name of the Enbridge Entities, as applicable; and

(e)	all other documentation and evidence reasonably requested by the Fund Entities in order to establish the due authorization and completion of, and to effectively implement the transactions contemplated by, this Agreement.

Exhibit C

Enbridge Entities Pre-Closing Transactions

The following transactions and other matters described in this Exhibit will be completed prior to Closing:

1.	Enbridge Pipelines Inc. will complete the sale of all of the shares in Enbridge Energy Company, Inc. to Enbridge U.S. Holdings Inc. pursuant to a share exchange agreement to be dated on or about July 1, 2015, as part of a reorganization of certain entities held within the Enbridge corporate structure.

2.	The employees of EPI will be moved to and become employees of EESCI and the EPI Personnel Contracts (as defined in Exhibit H) will be assigned by EPI to EESCI, each as contemplated in Exhibit H.

3.	EPI and EESCI will enter into an interim inter-co service agreement, in the agreed form, for the provision by EESCI to EPI of employment services until August 31, 2015.

4.	EPI and EESCI will enter into a conveyance agreement (the “EPI Carve-out Asset Conveyance Agreement”), in the agreed form, for the conveyance by EPI to EESCI of all of its interest in the Carve-Out Assets (as such term is defined in the EPI Carve-out Asset Conveyance Agreement) in exchange for preferred shares in the capital of EESCI.

5.	The employees of Athabasca will be moved to and become employees of EOSI and the Athabasca Personnel Contracts (as defined in Exhibit H) will be assigned by Athabasca to EOSI, each as contemplated in Exhibit H.

6.	Athabasca and EOSI will enter into an interim inter-co service agreement, in the agreed form, for the provision by EOSI to Athabasca of employment services until August 31, 2015.

7.	Following the completion of the preceding transactions, Enbridge will and will cause its Affiliates, as applicable, including EESCI and EOSI and the Contributed Entities, as applicable, and the Fund will and will cause its Affiliates, as applicable, to complete the restructuring of the intercorporate services arrangements as contemplated in Section 22 of the Enbridge Entities Disclosure Letter, including the execution and delivery by the relevant Affiliates of each of Enbridge and the Fund of the Master Intercorporate Services Agreement in the agreed form, through the execution of the applicable Statement for Services thereunder.

Exhibit D-1

Fund Entities Financing

(a)	The Fund will loan $300,000 to ECT pursuant to a non-interest bearing demand loan (the “Demand Loan”).

(b)	ECT will subscribe for common shares of EIPGP (the “EIPGP Common Shares”) at a price of $1 per EIPGP Common Share for aggregate gross proceeds of $300,000.

(c)	The Fund will issue Fund Units to Enbridge at a price of $35.44 per Fund Unit (the “Issue Price”) for aggregate gross proceeds of $2,999,996,000.

(d)	The Fund will use the aggregate gross proceeds received from Enbridge pursuant to paragraph (c) to subscribe for common units in ECT (“ECT Common Units”) at a price per ECT Common Unit equal to the Issue Price for aggregate gross proceeds of $2,999,996,000.

(e)	ECT will repay the Demand Loan.

(f)	ECT will use 99.99% of the aggregate gross proceeds received from the Fund pursuant to paragraph (d) to subscribe for Class A units in EIPLP (the “EIPLP Units”) at a price per EIPLP Unit equal to the Issue Price for aggregate gross proceeds of $2,999,696,000.

(g)	EIPGP will use the aggregate gross proceeds received from ECT pursuant to paragraph (b) to subscribe for a sufficient number of EIPLP Units in order to maintain its 0.01% interest in EIPLP at a price per EIPLP Unit equal to the Issue Price.

(h)	EIPLP will use the aggregate gross proceeds received from ECT and EIPGP pursuant to paragraphs (f) and (g) to satisfy the Closing Cash Consideration in connection with consummating the transactions contemplated by this Agreement.

Exhibit D-2

Fund Entities Pre-Closing Transactions

The following transactions and other matters described in this Exhibit will be completed following completion of the transaction contemplated in subparagraph (b) of Exhibit D-1 but prior to the Closing Time and in the following order.

1.	Enbridge will acquire 51% of the issued and outstanding common shares in the capital of EIPGP from ECT pursuant to a share purchase agreement and Enbridge will execute and deliver the Unanimous Shareholders Agreement to be entered into by Enbridge, ECT and EIPGP, in the agreed form. The purchase price will be an amount equal to 51% of the product of the number of Class A units in EIPLP held by EIPGP immediately before Closing plus the number to be issued by EIPLP to EIPGP pursuant to subparagraph (g) of Exhibit D-1 multiplied by the Issue Price.

2.	CST Trust Company, as Trustee, and EMSI, as Administrator, will execute and deliver the amended and restated EIF Trust Indenture.

3.	The Trustees of ECT, EMSI and the Fund will execute and deliver the amended and restated ECT Trust Indenture.

4.	The unitholders of ECT shall appoint new trustees in accordance with the terms of the amended and restated ECT Trust Indenture.

Exhibit E

Allocation of Consideration

[Schedule redacted as being commercially sensitive.]

Exhibit F

Sample Statement of Adjustments

[Schedule redacted as being commercially sensitive.]

Exhibit G

Form of EIFH Resolution

BE IT RESOLVED THAT:

The Transaction (as defined in the Circular), the Contribution Agreement (as defined in the Circular) as it may be amended, modified or supplemented, and the transactions contemplated thereby, and the performance by the Corporation of its obligations thereunder, the Amendment and Restatement of the Fund Trust Indenture and the Amendment and Restatement of the ECT Trust Indenture (each as defined in Circular), (ii) the actions of the directors of the Corporation in approving the Transaction and the Contribution Agreement, and (iii) the actions of the directors and officers of the Corporation in executing and delivering the Contribution Agreement, and any amendments, modifications or supplements thereto, are hereby ratified, authorized and approved; and

Any director or officer of the Corporation or Enbridge Management Services Inc. is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

Exhibit H

Employee Related Matters

On the Closing Date, EPI will not have any employees. Prior to the Closing Date, the employment of all employees employed by EPI will be moved to EESCI and the EPI Personnel Contracts (defined below) will be assigned by EPI to EESCI. Those employees will thereafter be engaged on substantially the same terms and conditions of employment, including pay, benefits, allowances, and incentives.

On the Closing Date, Athabasca will not have any employees. Prior to the Closing Date, the employment of all employees employed by Athabasca will be moved to EOSI and the Athabasca Personnel Contracts (defined below) will be assigned by Athabasca to EOSI. Those employees will thereafter be engaged on substantially the same terms and conditions of employment, including pay, allowances, incentives, and benefits.

All employment related obligations, commitments and liabilities belonging to EPI, including unpaid wages, salaries, bonuses, accrued overtime, banked hours, flex time, sick leave, holiday pay, vacation pay, severance pay and termination pay, benefits, retirement and pension obligations (including Canada Pension Plan obligations), Employment Insurance, other insurance, long term and short term disability, union dues and assessments (if applicable), Workers’ Compensation Board contributions, occupational health and safety fines and penalties, and, obligations arising under the EPI Personnel Contracts, including any of the foregoing relating to former employees of EPI, (collectively, the “EPI Employee Obligations”) will thereafter be assumed by EESCI. All employment related obligations, commitments and liabilities belonging to Athabasca, including unpaid wages, salaries, bonuses, accrued overtime, banked hours, flex time, sick leave, holiday pay, vacation pay, severance pay and termination pay, benefits, retirement and pension obligations (including Canada Pension Plan obligations), Employment Insurance, other insurance, long term and short term disability, union dues and assessments (if applicable), Workers’ Compensation Board contributions, occupational health and safety fines and penalties, and, obligations arising under the Athabasca Personnel Contracts, including any of the foregoing relating to former employees of Athabasca, (collectively, the “Athabasca Employee Obligations”) will thereafter be assumed by EOSI.

The EPI Employee Obligations and Athabasca Employee Obligations are collectively referred to as the “Employee Obligations”.

Prior to Closing: (i) to effect the assignment of the EPI Personnel Contracts and the assumption by EESCI of the EPI Employee Obligations, EPI and EESCI will enter into an Assignment, Assumption and Indemnity Agreement in the agreed form; and (ii) to effect the assignment of the Athabasca Personnel Contracts and the assumption by EOSI of the Athabasca Employee Obligations, Athabasca and EOSI will enter into an Assignment, Assumption and Indemnity Agreement in the agreed form.

“Athabasca Personnel Contracts” has the meaning assigned to it in the agreed form of Assignment, Assumption and Indemnity Agreement.

“EPI Personnel Contracts” has the meaning assigned to it in the agreed form of Assignment, Assumption and Indemnity Agreement.

Exhibit I

Enbridge Pre-Execution Transactions

•	The transactions contemplated by and completed pursuant to the purchase and sale agreement dated April 1, 2015 between EPI and Enbridge G and P Holdings Inc. (“EGPHI”), including the transfer of all units in Enbridge G and P Canada Limited Partnership held by EPI to EGPHI.

•	The transactions contemplated by and completed pursuant to the Asset Rollover Agreement dated April 1, 2015 between Athabasca and Sunwest Heartland Terminals Ltd. (“Sunwest”), including the purchase by Sunwest of certain real property rights and interests held by Athabasca, immediately followed by the transactions contemplated by and completed pursuant to the share purchase agreement between Enbridge and Athabasca dated April 1, 2015, including the purchase by Enbridge of all common shares in the capital of Sunwest held by Athabasca.

Exhibit J

Form of Previous Drop-Down Release

Previous Drop-Down Release

Reference is made to the contribution agreement (the “Contribution Agreement”) dated June 18, 2015 among Enbridge Inc. (“Enbridge”), IPL System Inc., Enbridge Income Fund Holdings Inc. (“EIFH”), Enbridge Income Fund (the “Fund”), Enbridge Commercial Trust (“ECT”) and Enbridge Income Partners LP (“EIPLP” and, together with EIFH, the Fund and ECT, the “Fund Entities”).

Whereas in connection with the transactions contemplated by the 2012 Drop-Down Transaction Agreement (as defined below) Enbridge provided certain covenants to HCLP (as defined below) and EMI (as defined below) pursuant to the Extension and Option Obligations (as defined below) and Enbridge was granted expansion rights pursuant to the Expansion Rights Obligations (as defined below) of EMI and HCLP;

And whereas in connection with the transactions contemplated by the 2014 Drop-Down Transaction Agreement (as defined below) Enbridge provided the 2014 Drop-Down Guarantee (as defined below);

And whereas pursuant to the Contribution Agreement, as a condition to closing the transactions contemplated therein, the Fund Entities are required to cause EIPHI (as defined below), HCLP and EMI to release the Enbridge Releasees (as defined below) from the Extension and Option Obligations and the 2014 Drop-Down Guarantee;

And whereas pursuant to the Contribution Agreement, as a condition to closing the transactions contemplated therein, Enbridge is required, on behalf of itself and its Affiliates, to release EMI and HCLP from the Expansion Rights Obligations;

Now therefore for good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, the parties hereby agree as follows:

1.	Interpretation. In this Release, the following capitalized terms shall have the following meanings and additional capitalized terms that are defined elsewhere in the text of this Release shall have such meaning throughout this Release:

(a)	“2012 Drop-Down Transaction Agreement” means the Purchase and Sale Agreement dated October 25, 2012 among Enbridge, EPI, Enbridge Gas Distribution Inc., Enbridge Pipelines (Athabasca) Inc., EIPLP, Enbridge Pipelines (Saskatchewan) Inc., EIPHI and EMI.

(b)	“2014 Drop-Down Guarantee” means the guarantee dated November 7, 2014 by Enbridge in favour of EIPHI of the obligations of (i) SL GP and SL LP under Section 8.01 of the 2014 Drop-Down Transaction Agreement and (ii) SL LP under Article 6 of the SL LP Agreement.

(c)	“2014 Drop-Down Transaction Agreement” means the Class A Unit Subscription Agreement dated September 22, 2014 among SL GP, SL LP and EIPHI.

(d)	“Affiliates” has the meaning specified in the Contribution Agreement.

(e)	“EHSI” means Enbridge Hardisty Storage Inc.

(f)	“EIPHI” means Enbridge Income Partners Holdings Inc.

(g)	“EMI” means Enbridge Midstream Inc.

(h)	“EPI” means Enbridge Pipelines Inc.

(i)	“Expansion Rights Obligations” means the obligations of EMI and HCLP pursuant to Sections 18.16(2) and (3), respectively, of the 2012 Drop-Down Transaction Agreement with respect to the expansion rights referred to therein.

(j)	“Extension and Option Obligations” means the obligations of Enbridge pursuant to (i) Section 6 of the extension and option agreement dated December 10, 2012 among EHSI, Enbridge and HCLP and (ii) Section 8 of the extension and option agreement dated December 10, 2012 among EHSI, Enbridge and EMI.

(k)	“HCLP” means Hardisty Caverns Limited Partnership.

(l)	“Release” means this Previous Drop-Down Release.

(m)	“SL GP” means Enbridge Southern Lights GP Inc.

(n)	“SL LP” means Enbridge SL Holdings LP.

(o)	“SL LP Agreement” means the second amended and restated limited partnership agreement of SL LP dated as of November 7, 2014 between SL GP, EPI and EIPHI, as amended from time to time.

(p)	“Subsidiary” has the meaning specified in the Contribution Agreement.

2.	Release of Extension and Option Obligations

(a)	Each of HCLP and EMI, as applicable, on their own behalf and on behalf of their respective successors and assigns, hereby releases and forever discharges Enbridge and its Subsidiaries and Affiliates, and each of their respective directors, trustees, officers, partners, employees and agents, and the successors and assigns of all the foregoing persons (collectively, the “Enbridge Releasees”) from (i) all obligations under the Extension and Option Obligations and (ii) all other actions, causes of action, suits, debts, duties, demands, accounts, covenants, contracts, proceedings and claims for injuries, losses and damages of any kind whatsoever (including any loss or damage not yet ascertained) that HCLP and EMI, as applicable, ever had, now has or can, shall or may hereafter have against the Enbridge Releasees for or by reason of or in any way arising out of or in connection with the Extension and Option Obligations (collectively, the “Released E&O Claims”).

(b)	Each of HCLP and EMI, as applicable, further covenants and agrees not to, directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any Released E&O Claim against the Enbridge Releasees.

(c)

Each of HCLP and EMI, as applicable, further covenants and agrees not to make, initiate or continue any Released E&O Claim against any person which might be entitled to claim, pursuant to the provisions of any applicable statute, common law, contract or otherwise, contribution, indemnity or other relief against the Enbridge

Releasees or any of them arising out of or in relation to Released E&O Claims that it is releasing herein.

(d)	Each of HCLP and EMI hereby represents, warrants and covenants that it has not assigned and will not assign to any other person any Released E&O Claims that it is releasing herein.

3.	Release of Expansion Rights Obligations

(a)	Enbridge, on its own behalf and its Affiliates, and their respective successors and assigns, hereby releases and forever discharges EMI and HCLP and their Affiliates, and each of their respective directors, trustees, officers, partners, employees and agents, and the successors and assigns of all the foregoing persons (collectively, the “Fund Releasees”) from (i) all obligations under the Expansion Rights Obligations and (ii) all other actions, causes of action, suits, debts, duties, demands, accounts, covenants, contracts, proceedings and claims for injuries, losses and damages of any kind whatsoever (including any loss or damage not yet ascertained) that Enbridge or any of its Affiliates ever had, now has or can, shall or may hereafter have against the Fund Releasees for or by reason of or in any way arising out of or in connection with the Expansion Rights Obligations (collectively, the “Released Expansion Rights”).

(b)	Enbridge, on its own behalf and its Affiliates, hereby represents, warrants and covenants that it has not assigned and will not assign to any other person any Released Expansion Rights that it is releasing herein.

4.	Release of 2014 Drop-Down Guarantee.

(a)	EIPHI, on its own behalf and on behalf of its successors and assigns, hereby releases and forever discharges the Enbridge Releasees from (i) all obligations under the 2014 Drop-Down Guarantee and (ii) all other actions, causes of action, suits, debts, duties, demands, accounts, covenants, contracts, proceedings and claims for injuries, losses and damages of any kind whatsoever (including any loss or damage not yet ascertained) that EIPHI ever had, now has or can, shall or may hereafter have against the Enbridge Releasees for or by reason of or in any way arising out of or in connection with the 2014 Drop-Down Guarantee (collectively, the “Released Guarantee Claims”).

(b)	EIPHI further covenants and agrees not to, directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any Released Guarantee Claim against the Enbridge Releasees.

(c)	EIPHI further covenants and agrees not to make, initiate or continue any Released Guarantee Claim against any person which might be entitled to claim, pursuant to the provisions of any applicable statute, common law, contract or otherwise, contribution, indemnity or other relief against the Enbridge Releasees or any of them arising out of or in relation to Released Guarantee Claims that it is releasing herein.

(d)	EIPHI hereby represents, warrants and covenants that it has not assigned and will not assign to any other person any of the Released Guarantee Claims that it is releasing herein.

5.	Miscellaneous.

(a)	If any provision of this Release or its application to any party or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Release and without affecting its application to other parties or circumstances.

(b)	This Release will be construed, interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

(c)	This Release may be executed in any number of counterparts (including counterparts by facsimile or email), each of which will be deemed to be an original and all of which, taken together, will be deemed to constitute one and the same instrument. Delivery by facsimile or email of an executed counterpart of this Release is as effective as delivery of an originally executed counterpart of this Release.

[Remainder of Page Intentionally Left Blank.]

This Release is dated and effective as of [•], 2015.

ENBRIDGE INCOME PARTNERS
HOLDINGS INC.

Per:
Name:
Title:

Per:
Name:
Title:

HARDISTY CAVERNS LIMITED PARTNERSHIP, by its general partner, HARDISTY CAVERNS LTD.

Per:
Name:
Title:

Per:
Name:
Title:

ENBRIDGE MIDSTREAM INC.

Per:
Name:
Title:

Per:
Name:
Title:

ENBRIDGE INC.

Per:
Name:
Title:

Per:
Name:
Title: